UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.             )

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☐ Soliciting Material Pursuant to § 240.14a-12

CATHAY GENERAL BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

To Our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Cathay General Bancorp. The meeting will be held on Monday, May 17, 2010, at 5:00 p.m., local time, at 9650 Flair Drive, El Monte, California 91731.

At the meeting, you will be asked to elect four Class II directors to serve until 2013, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year, and to vote on an advisory (non-binding) proposal to approve our executive compensation.

Whether or not you expect to attend, please sign and return the enclosed proxy card promptly. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. Your cooperation is appreciated since a majority of the shares of our common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

We look forward to seeing you at the meeting.

Sincerely yours,

Michael M.Y. Chang

Secretary

April 15, 2010

Los Angeles, California

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

Notice of Annual Meeting of Stockholders

to be Held on May 17, 2010

Notice is hereby given that the annual meeting of stockholders of Cathay General Bancorp will be held on Monday, May 17, 2010, at 5:00 p.m., local time, at our offices located at 9650 Flair Drive, El Monte, California 91731, for the following purposes:

1.	To elect four Class II directors to serve until the 2013 annual meeting of stockholders and their successors have been elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year;

3.	To vote on an advisory (non-binding) proposal to approve our executive compensation; and

4.	To transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed April 1, 2010, as the record date for the meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Please vote, sign, and date the enclosed proxy card and return it in the accompanying envelope. If you mail the envelope in the United States, it does not require postage. It is important that you return the proxy card promptly even if you plan to attend the meeting.

We invite you to attend the meeting in person. If you attend, you may choose to revoke your proxy and vote in person at the meeting. If you do so, your proxy card will be disregarded.

By Order of the Board of Directors

Michael M.Y. Chang

Secretary

April 15, 2010

Los Angeles, California

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

Proxy Statement

Annual Meeting of Stockholders

May 17, 2010

The Board of Directors of Cathay General Bancorp (the “Board”) is furnishing this proxy statement to the holders of record of Bancorp’s common stock to solicit proxies, including the proxy granted by the enclosed proxy card, for use at the 2010 annual meeting of stockholders of Bancorp and any adjournments or postponements of the meeting. In this proxy statement, “Bancorp,” “we,” “us,” and “our” refer to Cathay General Bancorp, a Delaware corporation.

At the meeting, our stockholders will be asked to:

1.	Elect four Class II directors to serve until the 2013 annual meeting of stockholders and their successors have been elected and qualified;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year;

3.	Vote on an advisory (non-binding) proposal to approve our executive compensation; and

4.	Transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

For the reasons set forth in this proxy statement, the Board unanimously recommends that you vote “FOR” the nominees specified under Proposal One as Class II Directors, “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm, as specified under Proposal Two, and “FOR” the advisory (non-binding) proposal to approve our executive compensation under Proposal Three.

Please vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-prepaid envelope. If you properly complete the proxy card and Bancorp receives it before the voting, the proxy holders named in the proxy card will vote your shares of common stock as you direct on the proxy card. If you return the proxy card without voting instructions, then the proxy holders will vote your shares according to the recommendations of the Board.

Under Delaware law, the inspector of elections for the meeting may consider evidence deemed to be reliable to reconcile proxies and ballots submitted by banks, brokers, their nominees, or similar persons that represent more votes than the holder of a proxy is authorized by the record holder to cast or more votes than the stockholder holds of record.

The Board knows of no other proposal to be presented for consideration at the meeting. The proxy holders named in the enclosed proxy card reserve the right to vote your shares in accordance with their best judgment on any proposal that does properly come before the meeting or to vote your shares for other persons if any nominee for director becomes unavailable to serve.

You may revoke your proxy at any time before it is exercised by filing a written notice of revocation with Bancorp’s Secretary or delivering to Bancorp’s Secretary a later signed and dated proxy card. You may also revoke your proxy if you are present at the meeting and vote in person. This proxy statement and the enclosed proxy card were first mailed to stockholders on or about April 15, 2010.

QUORUM AND VOTING

Record Date

The Board has fixed April 1, 2010, as the record date for the meeting. Only holders of record of Bancorp’s common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting. On the record date, 78,511,874 shares of Bancorp’s common stock were outstanding. Each stockholder of record is entitled to one vote for each share of common stock registered in the stockholder’s name. Cumulative voting is not available for the election of directors or otherwise.

Quorum and Broker Non-Votes

It is important that stockholders be represented in person or by proxy at the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted as present for the purpose of establishing a quorum. If the shares represented at the meeting are not sufficient to constitute a quorum, we may adjourn or postpone the meeting to permit further solicitation of proxies.

The term “broker non-votes” generally refers to shares held by a broker in its name for the benefit of its customers but that cannot be voted because of rules that prohibit brokers from voting on non-routine proposals without instructions from the beneficial owners of the shares.

Voting by Proxy

If you return a proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner specified by you. If you do not specify the manner in which your shares are to be voted, the shares will be voted according to the recommendations of the Board.

If you hold your shares in a brokerage account and do not give voting instructions to your broker on proposals that are considered “non-routine,” your broker cannot vote them for you and your shares will be treated as broker non-votes. At the meeting, Proposal Two (Ratification of Independent Registered Public Accountants) involves matters that we believe will be considered “routine,” while Proposal One (Election of Directors) and Proposal Three (Advisory Vote on Executive Compensation) involve matters that we believe will be considered “non-routine.” Therefore, it is important that you provide voting instructions for all proposals, including Proposal One (Election of Directors) and Proposal Three (Advisory Vote on Executive Compensation).

Vote Required for Election of Directors

Nominees receiving a plurality of the votes cast at the meeting will be elected as directors. Plurality means that the persons who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Withholding authority to vote for a director nominee and broker non-votes on the election of directors will not affect the outcome of the election of directors, assuming a quorum is present or represented by proxy at the meeting.

Vote Required for Other Proposals

The affirmative vote of a majority of the shares of Bancorp’s common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve Proposal Two (Ratification of Independent Registered Public Accountants) and Proposal Three (Advisory Vote on Executive Compensation). Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against these proposals. Broker non-votes will not be counted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on the contents of reports filed with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the entities listed below are the only beneficial owners of more than five percent of our common stock as of April 1, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock Beneficially Owned 1/
FMR LLC 82 Devonshire Street, Boston, MA 02109	5,272,740	2/	6.72%

BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	4,576,581	3/	5.83%

1/	The ownership percentage is determined by dividing the number of shares shown in this table by the 78,511,874 shares of Bancorp common stock outstanding as of April 1, 2010.
2/

All information regarding FMR LLC and its affiliates is based on an amendment to Schedule 13G filed with the SEC on February 16, 2010, by FMR LLC and Edward C. Johnson 3d. As of December 31, 2009, FMR LLC and Edward C. Johnson 3d each had sole dispositive power over all of the shares indicated, and sole power to vote no shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and an investment adviser, was the beneficial owner of 5,272,740 of the shares indicated, 3,173,840 of which were attributable to Fidelity Low-Priced Stock Fund, an investment company registered under the Investment Company Act of 1940.

3/

According to a Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. acquired Barclays Global Investors, N.A. and certain of its affiliates on December 1, 2009, and may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2009. BlackRock, Inc. reported that it had sole dispositive power and sole voting power with respect to 4,576,581 shares.

As of April 1, 2010, our directors and executive officers as a group beneficially owned approximately 7,491,526 shares of our common stock. The individual security ownership of our directors and named executive officers can be found in the section of this proxy statement titled “Security Ownership of Nominees, Continuing Directors, and Named Executive Officers.” Our directors and executive officers have informed us that they intend to vote according to the recommendations of the Board.

As of April 1, 2010, the Cathay Bank Employee Stock Ownership Trust (the “ESOPT”) held approximately 1,549,926 shares of Bancorp common stock. Shares of our common stock beneficially owned by the ESOPT have been allocated among the participants of the Cathay Bank Employee Stock Ownership Plan. Each participant has the power to direct the vote of his or her allocated shares. The ESOPT Committee has the sole power to vote allocated shares of any participant who does not specify any voting directions. The ESOPT Committee also has the sole power to vote and dispose of all unallocated shares of our common stock beneficially owned by the ESOPT. As of April 1, 2010, there were approximately 1,484 unallocated shares. Dunson K. Cheng, Peter Wu, Kelly L. Chan, Joseph C.H. Poon, and Anthony M. Tang are the members of the ESOPT Committee.

PROPOSAL ONE

ELECTION OF DIRECTORS

Under our certificate of incorporation and bylaws, the Board may consist of between 3 and 25 directors. The Board currently consists of 11 directors, each of whom is also a director of Cathay Bank, a California-chartered bank and wholly-owned subsidiary of Bancorp. The Board has three classes of directors and our bylaws provide that the number of directors in each class should be as nearly equal in number as possible. The term of office of each class of directors is three years. The current term of the Class II directors will expire at the 2010 annual meeting of stockholders and, if elected at the 2010 annual meeting, the new term will expire at the 2013 annual meeting. The current term of the Class III directors will expire at the 2011 annual meeting of stockholders. The current term of the Class I directors will expire at the 2012 annual meeting of stockholders.

Stockholders are being asked to elect four Class II directors. The Class II directors will hold office until the 2013 annual meeting of stockholders and their successors have been elected and qualified. The Board, based on the recommendation of the Nomination and Governance Committee, has nominated Kelly L. Chan, Dunson K. Cheng, Thomas C.T. Chiu, and Joseph C.H. Poon to serve as Class II directors. All of the nominees are currently directors of Bancorp and Cathay Bank, and have served continuously in these capacities since the dates indicated in the table below. If any nominee named in this proxy statement becomes unavailable for any reason, or if any vacancy on the Board occurs before the election, the shares represented by any proxy voting for that nominee will be voted for the person who may be designated by the Board to replace that nominee or to fill that vacancy on the Board. However, as of the date of this proxy statement, the Board does not believe that any nominee will be unavailable or that any vacancy will occur.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF KELLY L. CHAN, DUNSON K. CHENG, THOMAS C.T. CHIU, AND JOSEPH C.H. POON AS CLASS II DIRECTORS.

Security Ownership of Nominees, Continuing Directors, and Named Executive Officers

The following table sets forth:

•	The periods each nominee and director has served as a director of Bancorp.

•

Information on the beneficial ownership, as that term is defined under SEC rules and regulations, of shares of our common stock as of April 1, 2010, by each nominee and director, by each executive officer named in the “Summary Compensation Table” in the section titled “Remuneration of Executive Officers” below (“Named Executive Officers”), and all nominees, directors, and executive officers as a group.

Each nominee, director, and executive officer has furnished the information on his or her own beneficial ownership set forth in the following table. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the common stock owned by him.

Name	Age	Director of Bancorp Since	Amount and Nature of Ownership of Common Stock		Percentage Ownership of Common Stock 1/
Nominees for Election at the Meeting for the Term Ending in 2013 (Class II):
Kelly L. Chan	63	1990	427,032	2/	*/
Dunson K. Cheng ***/	65	1990	2,242,520	3/	2.80%
Thomas C.T. Chiu **/	62	2003	297,753	4/	*/
Joseph C.H. Poon	63	1990	76,424	5/	*/

Directors Currently Serving for the Term Ending in 2011 (Class III):
Patrick S.D. Lee	75	1990	259,230	6/	*/
Ting Y. Liu	73	2003	405,368	7/	*/
Nelson Chung	57	2005	14,200	8/	*/

Name	Age	Director of Bancorp Since	Amount and Nature of Ownership of Common Stock		Percentage Ownership of Common Stock 1/

Directors Currently Serving for the Term Ending in 2012 (Class I):
Michael M.Y. Chang	72	1990	610,854	9/	*/
Anthony M. Tang ***/	56	1990	998,305	10/	1.27%
Thomas G. Tartaglia	86	1990	103,355	11/	*/
Peter Wu **/ ***/	61	2003	1,541,255	12/	1.95%

Other Named Executive Officers:
Heng W. Chen	57	—	143,440	13/	*/
Irwin Wong	61	—	283,102	14/	*/
All nominees, directors, and executive officers as a group (15 persons)			7,491,526	15/	9.18	% 16/

*/	Percentage of shares beneficially owned does not exceed one percent.
**/	Thomas C.T. Chiu is a brother-in-law of Peter Wu.
***/	A Named Executive Officer as well as a director.
1/

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 78,511,874 shares of Bancorp common stock outstanding as of April 1, 2010, plus the number of shares of common stock that such person or group had the right to acquire within 60 days of April 1, 2010.

2/

Includes 58,288 shares held by the Kelly and Barbara Chan Living Trust, 9,800 shares held by Mr. Chan’s spouse, 13,184 shares held by Mr. Chan as custodian for his children, 27,096 shares held by Chansons Properties, 200,000 shares held as Trustee of the WHFC Chan Grandchildren’s Sprinkling Trust, 26,500 shares issuable under options exercisable within 60 days of April 1, 2010, and approximately 1,484 unallocated shares held by the ESOPT.

3/

Includes 239,308 shares held by the Dunson Cheng and Cynthia Cheng Trust, approximately 101,550 shares held by the ESOPT which have been allocated to Mr. Cheng’s account, 1,504,114 shares issuable under options exercisable within 60 days of April 1, 2010, and approximately 1,484 unallocated shares held by the ESOPT.

4/	Consists of 204,961 shares held by Chiu Family Trust, 69,732 shares held by Dr. Chiu’s Pension Plan, and 23,060 shares issuable under options exercisable within 60 days of April 1, 2010.
5/	Includes 46,440 shares held by the Poon Family Trust, 26,500 shares issuable under options exercisable within 60 days of April 1, 2010, and approximately 1,484 unallocated shares held by the ESOPT.
6/	Consists of 232,730 shares held by Mr. Lee as trustee of the Lee Trust and 26,500 shares issuable under options exercisable within 60 days of April 1, 2010.
7/	Includes 376,664 shares held by the Liu Family Inter Vivos Trust and 23,060 shares issuable under options exercisable within 60 days of April 1, 2010.
8/	Consists of 10,000 shares by Nelson Chung Defined Benefit Plan and 4,200 shares issuable under options exercisable within 60 days of April 1, 2010.
9/

Includes 102,140 shares held jointly by Mr. Chang and his spouse, 208,812 shares held by the Michael and Judy Chang Family Trust, 134,472 shares held by his son and 134,472 shares held by his daughter as to which Mr. Chang disclaims beneficial ownership, and 22,500 shares issuable under options exercisable within 60 days of April 1, 2010.

10/

Includes approximately 261,480 shares held by Mr. Tang’s spouse, approximately 88,185 shares held by the ESOPT which have been allocated to Mr. Tang’s account, 296,572 shares issuable under options exercisable within 60 days of April 1, 2010, and approximately 1,484 unallocated shares held by the ESOPT.

11/

Consists of 67,994 shares held by the Thomas G. Tartaglia Trust, approximately 11,621 shares held by the ESOPT which have been allocated to Mr. Tartaglia’s account, and 23,740 shares issuable under options exercisable within 60 days of April 1, 2010.

12/	Includes 820,167 shares held by the Wu Trust, 665,472 shares issuable under options exercisable within 60 days of April 1, 2010, and approximately 1,484 unallocated shares held by the ESOPT.

13/

Includes 113,596 shares issuable under options exercisable within 60 days of April 1, 2010. All of the shares owned by Mr. Chen are subject to pledge in a margin account at a securities brokerage firm.

14/

Includes approximately 4,851 shares held jointly by Mr. Wong and his spouse, approximately 16,615 shares held by the ESOPT which have been allocated to Mr. Wong’s account, and 256,020 shares issuable under options exercisable within 60 days of April 1, 2010.

15/

In addition to the ownership disclosed for the persons identified in the table above, the beneficial ownership of two additional executive officers is included in the total of the table. Executive officers are those individuals designated as such for purposes of Section 16 of the Exchange Act. The total number of shares beneficially owned by all of our directors and executive officers as a group includes 3,106,458 shares issuable under options exercisable within 60 days of April 1, 2010, approximately 217,971 shares held by the ESOPT that have been allocated to the directors and Named Executive Officers, and approximately 1,484 shares held as unallocated shares by the ESOPT.

16/

The ownership percentage is determined by dividing the number of shares by 81,618,332, which consists of 78,511,874 shares of Bancorp common stock outstanding as of April 1, 2010, and 3,106,458 shares of Bancorp common stock issuable under options exercisable within 60 days of April 1, 2010.

Security Ownership in Subsidiary

In December 2003, January 2004, and April 2004, Cathay Real Estate Investment Trust (the “REIT”), a subsidiary of Cathay Bank, sold in a private placement a total of 436,760 shares of its 7.0% Series A Non-Cumulative Preferred Shares (the “Series A Shares”) for $100 per share, of which Cathay Bank purchased 349,408 shares. As of April 1, 2010, there were 435,460 Series A Shares issued and outstanding. The Series A Shares vote on a share for share basis with the common shares of the REIT and are not convertible into common stock of the REIT or common stock of Cathay Bank or Bancorp. The REIT intends to continue to operate as a real estate investment trust under the Internal Revenue Code by investing primarily in participation interests in a portion of Cathay Bank’s portfolio of loans secured, in whole or in part, by real estate and leasehold improvements which generate net income.

The information below sets forth the number of Series A Shares beneficially owned as of April 1, 2010, by each of the current directors, the nominees recommended by the Board for election as directors, each of the Named Executive Officers, and all current directors, nominees, and Named Executive Officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Series A Shares owned by him.

Name	Series A Shares Beneficially Owned		Series A Percent of Class 1/
Michael M.Y. Chang	2,500	2/	0.57%
Heng W. Chen	250		0.06%
Dunson K. Cheng	5,000	3/	1.15%
Thomas G. Tartaglia	1,000	4/	0.23%

All directors, nominees, and Named Executive Officers as a group (4 persons)	8,750		2.01%

1/	The ownership percentage is determined by dividing the number of shares shown in this table by 435,460, which is the number of Series A Shares issued and outstanding as of April 1, 2010.
2/	The shares are jointly owned by Mr. Chang and his spouse.
3/	Includes 2,500 shares held by Mr. Cheng’s spouse.
4/	The shares are held by the Thomas G. Tartaglia Trust.

The REIT has also issued Series B Non-Cumulative Preferred Shares (the “Series B Shares”) to Cathay Bank and its employees. Series B Shares pay a non-cumulative annual cash dividend of $25 per share and have a liquidation preference of $250 per share. Holders of Series B Shares do not have voting rights except on proposals that could materially and adversely affect the preferences, voting powers, dividend rights, or other rights and privileges of the Series B Shares. As of April 1, 2010, the directors, nominees, and Named Executive Officers beneficially owning Series B Shares were Dunson K. Cheng, Anthony M. Tang, Heng W. Chen, and Irwin Wong. They each hold one share, which individually and as a group is less than one percent of the entire class of Series B Shares.

GB Capital Trust II, a subsidiary of Cathay Bank as a result of Bancorp’s merger with GBC Bancorp, issued Series A Preferred Trust Units (the “Class A Preferred Units”) to General Bank and its employees. Class A Preferred Units pay a non-cumulative annual cash dividend of $50 per share and have a liquidation preference of $500 per share. As of April 1, 2010, the only director, nominee, or Named Executive Officer beneficially owning Class A Preferred Units is Peter Wu, who holds one share, which individually is less than one percent of the entire class of Class A Preferred Units.

Nominees, Continuing Directors, and Named Executive Officers

Set forth below is information about the background and principal occupations and employment for at least the past five years for each nominee for election as a Class II director, each of the Class I and III directors whose terms have not yet expired, and each other Named Executive Officer. When considering whether these particular nominees and directors have the experience, qualifications, attributes and skills to enable the Board to satisfy its responsibilities effectively, the Nomination and Governance Committee and the Board focused primarily on the information in each of these individual nominee’s or director’s biographies. Their biographies evidence a balance of banking experience, involvement in businesses and occupations within the Chinese-American community, and expertise in real estate construction and development. In addition, these individuals have each satisfied other criteria considered by the Nomination and Governance Committee and the Board in evaluating potential nominees and directors, including intelligence, personal character, integrity and commitment to the community and Bancorp.

Nominees (Class II)

Kelly L. Chan is an owner and Vice President of Phoenix Bakery Inc., a family-owned retail bakery that began in Los Angeles Chinatown and has been serving the Los Angeles area for over 70 years. Mr. Chan is a Certified Public Accountant with over 25 years of experience, and received a Master of Business Administration degree. He served in the U.S. Navy from 1970 to 1973 and was involved in combat operations in Vietnam before serving in the U.S. Naval Reserve until his retirement in 2000 with the rank of Captain. Mr. Chan has been a Director of Cathay Bank since 1981 and of Bancorp since it was formed as a holding company in 1990.

Dunson K. Cheng, Ph.D., has been Chairman of the Board, President, and Chief Executive Officer of Bancorp and Cathay Bank since 1994. He has also been a Trustee and President of Cathay Real Estate Investment Trust since February 2003. Mr. Cheng has over 25 years of banking experience. He also serves on the boards of DiCon Fiberoptics, Inc., a supplier of optical components, integrated modules, and test equipment for the fiber optics industry; Tsinghua Education Foundation (N.A.) Inc.; and PATH Achieve Glendale. He formerly served on the board of directors of the California Bankers Association. Mr. Cheng received a Ph.D. in Physics. He has been a Director of Cathay Bank since 1982 and of Bancorp since it was formed as a holding company in 1990.

Thomas C.T. Chiu, M.D., is a medical doctor, is currently President and Chief Executive Officer of Pacific Independent Physicians Association, and had served as Chairman of the Governing Board and various committees at the Garfield Medical Center. He had been a director of General Bank and its publicly-held bank holding company, GBC Bancorp, for ten years until they were merged with Bancorp and Cathay Bank in 2003. Dr. Chiu has been a Director of Bancorp and Cathay Bank since 2003.

Joseph C.H. Poon is President of Edward Properties, Inc., a real estate development company that specializes in residential, industrial, and commercial projects, and he has over 30 years of experience in real estate development. He received a Master of Business Administration degree and a Master of Science degree in Civil Engineering. Mr. Poon has been a Director of Cathay Bank since 1981 and of Bancorp since it was formed as a holding company in 1990.

Continuing Directors (Class III)

Patrick S.D. Lee is the founder and former President of T.C. Construction Corporation, a company involved in the construction and development of commercial and residential real estate in the greater Los Angeles area. Mr. Lee is active in the Los Angeles Chinese-American community and currently serves as a director of the Chinatown Service Center and Chinatown Business Improvement District, and as an advisor on the Chinese Chamber of Commerce. He has been a Trustee of Cathay Real Estate Investment Trust since 2003, and a Director of Cathay Bank Foundation since 2004. He received a Bachelor of Science degree in Civil Engineering, and has been licensed as a structural engineer, civil engineer, and general contractor. Mr. Lee has been a Director of Cathay Bank since 1983 and of Bancorp since it was formed as a holding company in 1990.

Ting Y. Liu, Ph.D., was a co-founder and director of General Bank and its publicly-held bank holding company, GBC Bancorp, until they were merged with Bancorp and Cathay Bank in 2003. Mr. Liu was an aerospace research scientist for over 12 years, has been a real estate developer of motels and hotels and co-founded Western Underwriter, an insurance company, in 1985. He also co-founded the Southern California Hotel/Motel Association in the early 1980s and was active in the Holiday Inn Franchisee Association where he served as the regional committee member for many terms. Mr. Liu received a Ph.D. in Aerospace Science. He has been a Director of Bancorp and Cathay Bank since 2003.

Nelson Chung is President of Pacific Communities Builder, Inc., which has built more than 4,000 home sites and developed more than 150 communities in Southern California. Mr. Chung has over 30 years of experience in real estate development. He received a Master in Urban Design degree and is a licensed architect, general contractor, and real estate broker in California. Mr. Chung has been a Director of Bancorp and Cathay Bank since 2005.

Continuing Directors (Class I)

Michael M.Y. Chang is a retired attorney, having practiced law in Los Angeles for 30 years before retiring in 2000. He has been Secretary of Bancorp and Cathay Bank since 2001. Mr. Chang was one of the founders of the Southern California Chinese Lawyers Association. He formerly served as a director of Chinatown Service Center, a community-based Chinese-American health and human services organization in Southern California. He received a Juris Doctor and a Bachelor of Science degree in Accounting. Mr. Chang has been a Director of Cathay Bank since 1983 and of Bancorp since it was formed as a holding company in 1990.

Anthony M. Tang has been an Executive Vice President of Bancorp since 1994 and Senior Executive Vice President and Chief Lending Officer of Cathay Bank since 1998, and has over 30 years of banking experience. He has also been a Trustee and Vice President of Cathay Real Estate Investment Trust since February 2003. Mr. Tang was formerly the Chief Financial Officer and Treasurer of Bancorp from 1990 to 2003. He received a Master of Business Administration degree. Mr. Tang has been a Director of Cathay Bank since 1986 and of Bancorp since it was formed as a holding company in 1990.

Thomas G. Tartaglia was an Executive Vice President of Cathay Bank, overseeing the Bank’s administration and operations, from 1984 until his retirement in 1990. Prior to joining Cathay Bank, he was a Vice President and Manager of Bank of America and had over 40 years of banking experience. Mr. Tartaglia has been a Director of Cathay Bank since 1986 and of Bancorp since it was formed as a holding company in 1990.

Peter Wu, Ph.D., has been Executive Vice Chairman of the Board and Chief Operating Officer of Bancorp and Cathay Bank since 2003. He has also the been Chairman of the Board of GBC Venture Capital, Inc. since

1997, President and Chief Executive Officer of GBC Venture Capital, Inc. since 2003, and a Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation since 2005. Prior to joining Bancorp, Mr. Wu was a co-founder, Chairman of the Board, President, and Chief Executive Officer of General Bank and its publicly-held bank holding company, GBC Bancorp, until they were merged with Bancorp and Cathay Bank in 2003. Mr. Wu received a Ph.D. in Mathematics. He has been a Director of Bancorp and Cathay Bank since 2003.

Other Named Executive Officers

Heng W. Chen has been Executive Vice President, Chief Financial Officer, and Treasurer of Bancorp and Executive Vice President of Cathay Bank since 2003, and Chief Financial Officer of Cathay Bank since 2004. He has also been Vice President and Chief Financial Officer of Cathay Real Estate Investment Trust since 2003 and a Director, Vice President, and Chief Financial Officer of GBC Venture Capital, Inc. since 2003. Prior to joining Bancorp, Mr. Chen had over 25 years of experience in the areas of finance, accounting, and banking at City National Bank and its publicly-held bank holding company, City National Corporation, and at Price Waterhouse. Mr. Chen was formerly a Certified Public Accountant and received a Master in Business Administration degree.

Irwin Wong has been Executive Vice President of Branch Administration for Cathay Bank since 1999. He has also been a Director and Vice President of Cathay Bank Foundation since 2002, and Chief Financial Officer/Treasurer of Cathay Bank Foundation since 2004. Mr. Wong has over 35 years of banking experience. Mr. Wong is active in community organizations and serves as a director of the American Red Cross, the Boys and Girls Club of San Gabriel Valley, and the Valley Economic Development Center.

THE BOARD OF DIRECTORS

The Board generally holds regular monthly meetings. Special meetings are called when necessary. During 2009, the Board held 18 meetings and each director attended more than 83.33% of these meetings. The Board has seven standing committees: the Executive Committee, the Executive Compensation Committee, the ESOPT Committee, the Equity Incentive Plan Committee, the Audit and Risk Management Committee, the Nomination and Governance Committee, and the Investment Committee. It is our policy to invite and encourage all members of the Board to attend Bancorp’s annual meeting of stockholders. All of our directors attended the 2009 annual meeting except for Dr. Chiu.

Board Leadership Structure

Dunson K. Cheng has served as both Chairman of the Board and Chief Executive Officer of Bancorp since 1994. The Chairman of the Board sets the agendas and presides at Board meetings and generally takes the lead role in the boardroom. In the absence of the Chairman of the Board, the Executive Vice Chairman presides at Board meetings. The Board believes that this structure provides a clarity of leadership, which is particularly important for financial services firms during these difficult economic times, and that Mr. Cheng is uniquely qualified through his experience and expertise to continue leading Bancorp in this dual capacity.

The Board accomplishes much of its governance and oversight role through its Executive Compensation, Audit and Risk Management, and Nomination and Governance Committees that are made up entirely of independent directors, and the chairs of these committees take the lead in matters coming within their purview. In addition, the independent directors meet periodically in executive session and these meetings are presided over by one of the independent directors on a rotating basis. Finally, the Chairman of the Board serves at the pleasure of the Board, and the independent members of the Board (constituting a majority of the directors) can call special meetings if the need arises.

The Board believes that adequate controls exist and that, given its size and the nature of its business, Bancorp and its stockholders are currently most advantaged by leaving the roles of Chairman of the Board and

Chief Executive Officer combined. While we do not currently have a lead independent director, the Board is in the process of reviewing whether it would be appropriate given the specific characteristics or circumstances of Bancorp to appoint a lead independent director and the role that lead independent director should play in the leadership of the Board.

Director Independence

We have adopted standards for director independence pursuant to Nasdaq listing standards. The Board considered relationships, transactions and/or arrangements with each of its directors, including those disclosed below under the sections “Compensation Committee Interlocks and Insider Participation” under “Executive Compensation” and “Transactions with Related Persons, Promoters and Certain Control Persons,” and determined that the following six of its current eleven members are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules: Kelly L. Chan, Nelson Chung, Patrick S.D. Lee, Ting Y. Liu, Joseph C.H. Poon, and Thomas G. Tartaglia.

In addition, the Board has also determined that:

•	all directors who serve on the Executive Compensation, Audit and Risk Management, and Nomination and Governance Committees are independent under applicable Nasdaq listing standards and SEC rules, and

•

all members of the Audit and Risk Management Committee meet the additional independence requirement that they not directly or indirectly receive any compensation from Bancorp other than their compensation as directors.

The independent directors meet in executive session without the presence of any non-independent directors or members of Bancorp’s management at least twice per year during regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate. In 2009, the independent directors met two times in executive session.

Risk Management Oversight

The Board is responsible for the oversight of risk management, but it looks to Bancorp’s and its subsidiary Cathay Bank’s management to develop and implement policies, processes, and procedures to appropriately identify, manage, and control risk exposure. The Board’s function is, among other things, to review these policies, processes, and procedures and determine whether they are adapted to and integrated with the Board’s corporate strategy and risk tolerance, whether they are functioning appropriately, and whether they adequately foster a culture of risk adjusted decision making within the organization.

In its oversight role, the Board relies to a large extent on its committee structure. Each of the committees considers the management of risk within the particular area of its responsibility. For example, the Executive Compensation Committee has responsibility for designing and managing our compensation program in such manner as to avoid encouraging our senior executive officers from taking unnecessary or excessive risks that could threaten the value of Bancorp, and to eliminate features that would encourage the manipulation of reported earnings to enhance the compensation of any employee.

The Board has delegated to the Audit and Risk Management Committee general responsibility for overall risk management oversight. One of its duties is to monitor the activities performed by the audit, loan review, and other risk oversight functions that report to Cathay Bank’s Risk Management Department, including the review of any significant financial risk exposure and the steps management has taken to monitor and control that exposure. The Risk Management Department reports directly to the Audit and Risk Management Committee, which also evaluates the performance of the Chief Risk Officer and other managers in the Risk Management Department. The Audit and Risk Management Committee meets periodically with the Chief Risk Officer, internal auditors, loan review management, and other members of the Risk Management Department as warranted.

Risk management oversight is also provided through an internal risk management working committee comprised of senior officers of Bancorp and the Bank, and chaired by our Senior Vice President and Chief Risk Officer. This group meets quarterly and is responsible for evaluating relevant risk information, implementing appropriate strategies to address risks, and reporting the results to the Audit and Risk Management Committee and to the Board.

The Board receives reports from its committees, including the Audit and Risk Management Committee, as well as a quarterly report from the Chief Risk Officer, and regularly discusses and evaluates the risks we are facing and the effectiveness of actions being taken to monitor and control exposure from such risks.

Executive Committee

During 2009, the Executive Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Anthony M. Tang, and Thomas G. Tartaglia. This committee exercises all powers of the Board in the intervals between Board meetings, except for those powers that the Board has delegated to other committees or that are reserved for the full Board by statute, regulations, Nasdaq listing standards, charter, or bylaws. The Executive Committee met 12 times during 2009, and each committee member attended all meetings of this committee, except for Mr. Cheng, who was absent from one meeting and Mr. Tang, who was absent from two meetings.

Executive Compensation Committee

During 2009, the Executive Compensation Committee consisted of Ting Y. Liu (Chairman), Kelly L. Chan, and Joseph C.H. Poon, each of whom is an independent director under Nasdaq listing standards. The Executive Compensation Committee establishes general policies on executive compensation as well as base salary, bonus, equity compensation, and discretionary benefits for the Chief Executive Officer, Chief Financial Officer, and all of our other executive officers. The Board has adopted a written charter for the Executive Compensation Committee, which is available on our website at www.cathaygeneralbancorp.com. The Executive Compensation Committee met six times during 2009, and each committee member attended all meetings of this committee.

ESOPT Committee

During 2009, the ESOPT Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Kelly L. Chan, Joseph C.H. Poon, and Anthony M. Tang. This committee administers the ESOPT according to plan provisions and applicable governmental regulations. It is responsible for, among other things, the investment and management of the ESOPT’s assets. The ESOPT Committee did not meet in 2009, but took action to vote the unallocated shares of our common stock beneficially owned by the ESOPT at Bancorp’s 2009 annual meeting of stockholders.

Equity Incentive Plan Committee

During 2009, the Equity Incentive Plan Committee consisted of Joseph C.H. Poon (Chairman), Thomas C.T. Chiu, Michael M.Y. Chang, and Nelson Chung. This committee selects participants to receive awards under Bancorp’s 2005 Incentive Plan. It has broad discretion to determine the amount and types of awards, and the terms and conditions of individual awards, except for awards to our executive officers, which are made by the Executive Compensation Committee. The Equity Incentive Plan Committee met three times during 2009, and each committee member attended all meetings of this committee.

Audit and Risk Management Committee

During 2009, the Audit and Risk Management Committee (formerly known as the “Audit Committee” until its name was changed in 2009) consisted of Kelly L. Chan (Chairman), Ting Y. Liu, and Thomas G. Tartaglia. This committee oversees Bancorp’s financial reporting on behalf of the Board. It appoints and evaluates Bancorp’s independent auditors, and reviews with the independent auditors the proposed scope of, fees for, and results of the annual audit. It reviews the system of internal accounting controls and the scope and results of internal audits with the independent auditors, the internal auditors, and Bancorp management. It considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors. The Audit and Risk Management Committee met 11 times during 2009. Each committee member attended all of the meetings of this committee, except for Mr. Liu, who was absent from two meetings.

The Board has adopted a written charter for the Audit and Risk Management Committee which is available on our website at www.cathaygeneralbancorp.com. As provided by the charter, the Audit and Risk Management Committee shall be composed of three or more directors, and its members must meet the requirements of the Nasdaq listing standards, the regulations of the SEC, and the Federal Deposit Insurance Corporation.

The Audit and Risk Management Committee does not have a policy for pre-approving services to be provided by Bancorp’s independent auditors. All services to be provided to Bancorp by its independent auditors are subject to review and approval by the Audit and Risk Management Committee in advance of the performance of the services, provided that the Audit and Risk Management Committee will not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit and Risk Management Committee may delegate to a designated member or members of the Audit and Risk Management Committee the authority to approve such services so long as any such approval is reported to the full Audit and Risk Management Committee at its next scheduled meeting. The Audit and Risk Management Committee has not delegated such authority.

The Board conducted a review regarding whether each member of the Audit and Risk Management Committee qualifies as independent and determined that, during 2009, Mr. Chan, Mr. Liu, and Mr. Tartaglia were each “independent” as defined in the Nasdaq listing standards. The Board also conducted a review regarding whether any members of the Audit and Risk Management Committee meet the criteria to be considered an “audit committee financial expert” and determined that Kelly L. Chan, its Chairman, qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act.

Nomination and Governance Committee

The members of this committee are, and throughout 2009 were, Joseph C.H. Poon (Chairman), Kelly L. Chan, and Ting Y. Liu. All members of the committee are “independent” as defined in the Nasdaq listing standards. This committee identifies and evaluates candidates qualified to serve as members of the Board and makes recommendations to the Board regarding such candidates. Nominees for this 2010 annual meeting of stockholders were recommended by this committee and unanimously approved by all of Bancorp’s independent directors. In February 2010, the Nomination Committee was renamed as the Nomination and Governance Committee and charged with the following additional new responsibilities: (a) Develop and recommend to the Board a set of corporate governance guidelines, review and reassess as appropriate the adequacy of any corporate governance guidelines adopted by the Board and recommend any proposed changes to the Board; (b) Consider any other corporate governance issues that arise, develop appropriate recommendations for the Board, and address matters of corporate governance not otherwise delegated to other committees of the Board; (c) Serve in an advisory capacity to the Board on matters of organizational and governance structure; (d) Oversee the implementation of the Board’s annual reviews of director independence; (e) Develop and recommend to the Board a process to evaluate performance of the Board and its committees, and implement and oversee any process adopted; and (f) Review and reassess, taking into account the assessments of the relevant committees, the adequacy of the various committee charters and recommend any proposed changes to the Board. This committee met two times during 2009 and all committee members attended.

The policy of the Nomination and Governance Committee is to consider candidates properly recommended by our stockholders. In evaluating any such candidates, the Nomination and Governance Committee will consider the criteria described below. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to Michael M.Y. Chang, Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. In addition, our bylaws permit stockholders to nominate directors for election at stockholder meetings. To nominate a director, stockholders must give timely notice to our Secretary in accordance with our bylaws, which require that the notice be received by our Secretary within the time periods described under the section titled “Stockholder Proposals for 2011 Annual Meeting of Stockholders” below.

The Board and Nomination and Governance Committee consider potential nominees based on such criteria as depth and breadth of relevant experience, intelligence, personal character, integrity, commitment to the community and to Bancorp, knowledge of the business of banking, compatibility with the current Board culture, and prominence—all in the context of the perceived needs of the Board at the point in time of the consideration. Nominees must also be acceptable to banking regulators. Bancorp seeks to ensure that at least a majority of the directors are independent under the Nasdaq listing standards and that members of Bancorp’s Audit and Risk Management Committee meet Nasdaq, SEC, and Federal Deposit Insurance Corporation requirements and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

Cathay Bank was founded in 1962 in Los Angeles, California, and is America’s oldest bank founded by Chinese-Americans. Since that time, it has expanded into metropolitan areas of the U.S. that have substantial Chinese-American populations, as well as establishing a branch in Hong Kong and a representative office in Shanghai and in Taipei. To better serve customers, many of Cathay Bank’s employees speak both English and one or more Chinese dialects or Vietnamese. As a bank founded by Chinese-Americans, substantially all of Bancorp’s directors have historically been from the Chinese-American community. As the Bank has grown and expanded, the Board and Nomination and Governance Committee have expressed a desire to consider greater diversity for the Board, in terms of race, gender, national origin, geography, skills, experience, and/or expertise. While there is no specific policy in place with respect to diversity, a conscious effort has been made, and will continue to be made, to add to the Board otherwise qualified individuals who are representative of diverse backgrounds and experience.

The process for identifying and evaluating candidates is commenced by the Board upon its determination of a need to fill a new position or vacancy. At the request of the Board, the Nomination and Governance Committee then seeks to identify potential candidates who meet the specific criteria given by the Board at the time of the request based on input from members of the Board and, if the Board deems appropriate, a third-party search firm. The process begins with the Nomination and Governance Committee conducting inquiries into the backgrounds and qualifications of such candidates. If the Nomination and Governance Committee determines that a candidate is qualified to serve as a director and that he or she should be recommended to the Board, the Board will then review the recommendation and the accompanying information. If the Board is interested in a proposed candidate, it will designate a member to contact the candidate to discuss the proposed nomination, and determine if the candidate is interested in the nomination and if there is any reason why the Board should not proceed with the nomination. Depending on the outcome, the next step in the process is for the candidate to meet with all members of the Board. Following these meetings, and using the input from such interviews and the information obtained by the Nomination and Governance Committee, the Nomination and Governance Committee will evaluate whether the candidate meets the requisite qualifications and criteria and should be recommended to the Board. Candidates recommended by the Nomination and Governance Committee are then presented to the Board for selection as nominees for election by the stockholders or by the Board to fill a vacancy. The Nomination and Governance Committee expects that a similar process will be used to evaluate nominees recommended by stockholders. The Nomination and Governance Committee has a written charter which is available on our website at www.cathaygeneralbancorp.com.

Investment Committee

During 2009, the Investment Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Joseph C.H. Poon, Kelly L. Chan, and Thomas C.T. Chiu. This committee oversees Bancorp’s investment and funds management policies at the holding company level. This committee exists alongside the Investment Committee at Bancorp’s subsidiary, Cathay Bank. The Bancorp Investment Committee met one time during 2009. Each committee member attended the meeting of this committee, except for Mr. Chan.

Additional Corporate Governance Information

The current directors of Bancorp are also the current directors of Cathay Bank and members of certain of its committees. In 2010, the Board of Directors of Cathay Bank (the “Bank Board”) established a special committee with three non-management members (Kelly L. Chan, Joseph C.H. Poon, and Ting Y. Liu) (the “Bank Special Compliance Committee”) to review and recommend changes to the operations and functioning of the Bank Board and its committees. In recognition of the increased complexity and risk of Cathay Bank’s business and operations and the challenges of the current business environment, the Bank Special Compliance Committee recommended that the Bank Board consider, among other things:

•

Subject to the criteria described above in the discussion regarding the Nomination and Governance Committee, adding one to two new directors to the Bank Board who possess commercial banking expertise and experience in board governance either by expanding the Bank Board or through attrition;

•	Setting certain procedures for designating and setting the scope of duties for a lead independent director;

•	Modifying its committee structure to reduce the number of committees;

•	Creating a Bank Board administrative support function; and

•	Increasing and strengthening Bank Board reports.

To the extent these recommendations are adopted at the Bank Board level, certain of these changes may also be implemented by the Board.

Compensation of Directors

The current directors of Bancorp are also the current directors of Cathay Bank. The current policy for compensation of directors provides that Bancorp or Cathay Bank, as applicable, pays each director who is not also a full-time officer of Bancorp or Cathay Bank a fee of $1,500 for each Board or Bank Board meeting attended and $1,000 for each Board or Bank Board meeting not attended. Bancorp and Cathay Bank each pay $500 for every special teleconference meeting attended by a director who is not also a full-time officer of Bancorp or Cathay Bank. Board and Bank Board meetings that are held on the same day count only as one meeting. Also, Bancorp pays each Bancorp director who is not also a full-time officer of Bancorp or Cathay Bank a fee of $450 for each Bancorp committee meeting attended by the director. Further, Cathay Bank pays each Cathay Bank director who is not also a full-time employee of Cathay Bank or Bancorp a fee of $500 for each Bank Board loan committee meeting attended by the director and $450 for attending each meeting of any other committees of the Bank Board. In addition to regular fees payable for attending committee meetings, the chairmen of these Board or Bank Board committees receive the following monthly retainers: Audit and Risk Management Committee ($500), Equity Incentive Plan Committee ($300), Building Committee ($300), BSA/AML and OFAC Board Oversight Committee ($300), and Executive Compensation Committee ($250). Bancorp and Cathay Bank reimburse directors for out-of-pocket expenses incurred in attending meetings of the boards and committees and in traveling on company business. Bancorp pays Mr. Chang at the current rate of approximately $2,458 per month for his services as Secretary of Bancorp and Cathay Bank.

Director Compensation

The following table sets forth a summary of the compensation paid to all directors who are not also a Named Executive Officer for 2009.

Name	Fees earned or paid in cash ($)		Stock awards ($)	Options awards 1/ ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Kelly L. Chan	50,450		—	—	—	—	—	50,450
Michael M.Y. Chang	83,700	2/	—	—	—	—	—	83,700
Thomas C.T. Chiu	31,400		—	—	—	—	—	31,400
Nelson Chung	23,250		—	—	—	—	—	23,250
Patrick S.D. Lee	79,750		—	—	—	—	—	79,750
Ting Y. Liu	45,700		—	—	—	—	—	45,700
Joseph C.H. Poon	43,000		—	—	—	—	—	43,000
Thomas G. Tartaglia	49,900		—	—	—	—	—	49,900

1/

No stock option awards were granted in 2009. The aggregate number of options outstanding as of December 31, 2009, for each named director is as follows: Mr. Chan —31,300, Mr. Chang—25,300, Dr. Chiu—30,980, Mr. Chung—7,000, Mr. Lee—31,300, Mr. Liu—30,980, Mr. Poon—31,300, and Mr. Tartaglia—26,940.

2/

Includes monthly fees for Mr. Chang’s services as Secretary of Bancorp and Cathay Bank. Mr. Chang also received group life insurance, health insurance, and long-term disability insurance premiums which are excluded from the amount because such premiums are pursuant to a plan that does not favor executive officers or directors and are generally available to all salaried employees.

AUDIT COMMITTEE REPORT

As part of its ongoing activities, the Audit and Risk Management Committee has:

•	Reviewed and discussed with management and Bancorp’s independent auditors Bancorp’s audited consolidated financial statements for the year ended December 31, 2009;

•

Discussed with Bancorp’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from Bancorp’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit and Risk Management Committee concerning independence, and has discussed with such independent auditors their independence.

Based on the review and discussions referred to above, the Audit and Risk Management Committee recommended to the Board that the audited consolidated financial statements be included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009.

The Audit and Risk Management Committee:

Kelly L. Chan (Chairman)

Ting Y. Liu

Thomas G. Tartaglia

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information relevant to understanding the compensation of our Named Executive Officers. It may contain some statements regarding thresholds, targets, and goals for future individual and company performance. These are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of Bancorp’s financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of Compensation Policy and Program

It is our policy to build stockholder value by attracting, motivating, and retaining capable executive management and other key personnel for the purpose of achieving our business goals.

We seek to implement this policy, in part, through our executive compensation program. We believe that an effective executive compensation program is one in which executive officers receive compensation that is competitive with the practices of other financial institutions in our market area, but which at the same time ties compensation to our financial and operating performance and which does not encourage the taking of unnecessary and excessive risks that could threaten the value of Bancorp or encourage the manipulation of reported earnings to enhance the compensation of any employee. In addition, we believe that individual compensation should be based on the experience, performance, and responsibility level of the executive officers and their contributions towards achievement of our business goals.

Further, we believe that an effective executive compensation program is one that is designed to align the interests of our executive officers with those of our stockholders through both cash and stock-based incentive compensation that rewards performance as measured against the achievement of our annual, long-term, and strategic goals.

Accordingly, our executive compensation program consists of cash and non-cash components all of which are intended to work together to help fulfill the objectives of our compensation policy, which are:

•	to attract, motivate, and retain capable executive management and other key personnel;

•	to optimize the individual performance of our executive officers and our financial and operating performance;

•	to align the interests of our executive officers with those of our stockholders; and

•	to ensure that we are not unnecessarily exposed to risks or to the manipulation of our reported earnings.

We seek to combine these components, which are described below, in such a way as to best achieve these objectives.

As a result of our participation in the Capital Purchase Program portion of the United States Department of the Treasury’s (the “U.S. Treasury”) Troubled Assets Relief Program (the “TARP Capital Purchase Program”), we became subject to certain standards for executive compensation and corporate governance in accordance with the Emergency Economic Stabilization Act of 2008, as amended (“EESA”) by the American Recovery Reinvestment Act of 2009 (“ARRA”), and the regulations thereunder. These standards generally apply to the principal executive officer, principal financial officer, and the three next most highly compensated executive officers (the “senior executive officers”) and up to twenty of our next most highly-compensated employees during the period the U.S. Treasury holds any of our securities acquired pursuant to the TARP Capital Purchase

Program. The standards include (1) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) clawback of any bonus or incentive compensation based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; (3) prohibition on making “golden parachute payments” (defined as any payment for the departure from Bancorp for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued, including the acceleration of vesting due to the departure or the change in control event, as applicable) to our Named Executive Officers and the five next most highly compensated employees; (4) prohibition on the payment or accrual of any bonus, retention award, or incentive compensation specified in regulations issued by the U.S. Treasury, other than certain long-term restricted stock permitted thereunder; (5) prohibition on the payment of tax “gross-ups” (defined as any reimbursement of taxes owed with respect to any compensation); and (6) an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive officer. We have incorporated these standards into our executive compensation program.

Our Named Executive Officers have each agreed to voluntarily waive any claim against the U.S. Treasury or Bancorp for any changes to their compensation or benefits that are required to comply with the regulations issued by the U.S. Treasury under the TARP Capital Purchase Program during the period in which the U.S. Treasury holds any equity or debt securities of Bancorp acquired through the TARP Capital Purchase Program.

In 2010, the Bank Board established the Bank Special Compliance Committee to review and recommend changes to the composition, structure, and effectiveness of the Bank’s management and staffing. The Bank Special Compliance Committee may make recommendations with respect to the executive compensation program that may be adopted by the Board.

Role of Board and Executive Officers in Compensation Decisions

The Executive Compensation Committee of the Board has responsibility for establishing, interpreting, and applying our executive compensation policy and for administering our executive compensation program. It sets the base salary, bonus, equity compensation, and discretionary benefits for the Named Executive Officers, which include our Chief Executive Officer and Chief Financial Officer, as well as for all of our other executive officers. The Executive Compensation Committee is comprised of at least two members of the Board. Each member of the Executive Compensation Committee is required to be (1) “independent” as defined under applicable Nasdaq listing standards (except as otherwise permitted under these standards), (2) a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act, and (3) an “outside director” under the rules promulgated under Section 162(m) of the Internal Revenue Code.

The Chief Executive Officer and the Executive Compensation Committee annually review the performance of each Named Executive Officer (other than the Chief Executive Officer, whose performance is reviewed solely by the Executive Compensation Committee) and all other executive officers. The conclusions reached and recommendations made based on these reviews, which include salary adjustments and annual award amounts, are then taken into account by the Executive Compensation Committee as it makes decisions about compensation of the Named Executive Officers and other executive officers. The Executive Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the executive officers.

The Executive Compensation Committee has the authority to retain its own independent advisors, including compensation consultants, to assist in its responsibilities. The Executive Compensation Committee did not retain the services of any independent advisors in 2009.

2009 Executive Compensation Components

For 2009, the executive compensation program for the Named Executive Officers, including the Chief Executive Officer and Chief Financial Officer, consisted of the following components:

•	base salary,

•	cash bonus,

•	equity compensation in the form of stock options or restricted stock,

•	retirement benefits provided under (i) an employee stock ownership plan for employees who met their eligibility requirements prior to January 2003 and (ii) a 401(k) plan,

•	life insurance and the same medical, dental, and disability benefits as provided generally to other Cathay Bank employees, and

•	perquisites and other personal benefits.

Each of these components serves as a means to achieve one or more of the objectives of our executive compensation policy. We do not follow rigid formulas for allocating compensation among these various components. Instead, we utilize our judgment guided by the general principles of our executive compensation policy as well as consideration of our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. We believe this flexible approach optimizes our ability to deal with the changing business environment.

Although the Executive Compensation Committee believes that allocation of compensation components should not be reduced to a formula, the allocation of annual cash compensation between base salary and bonus have been within an observable range. Over the past three years, from 2007 through 2009, the allocation of annual cash compensation between base salary and bonus for Named Executive Officers had ranged between approximately 53.91% and 100% for salary and 0% and 46.09% for bonus. Over the two fiscal years completed prior to 2008, the range had been relatively narrow, with the percentage of base salary being at least 50% of each Named Executive Officer’s annual cash compensation and the bonus being at least 41%, reflecting a balance between the retention purpose of base salary and the incentives provided by cash bonuses. The range widened in 2008 and 2009 as bonuses were reduced and eliminated, causing base salaries to comprise 100% of the Named Executive Officers’ cash compensation for 2009. The Executive Compensation Committee did not set a target range or apply any formulas or any particular minimum or maximum percentages for allocation of compensation among the salary, bonus, and equity components. Instead, it has been setting base salary and cash bonuses as well as equity compensation on a case-by-case and year-by-year basis applying the factors set forth below. However, the Executive Compensation Committee takes into consideration the compensation history of the Named Executive Officers and will observe past ranges as reference and guidance without being bound or limited by them.

While our policies and decisions with respect to a Named Executive Officer are not materially different than other executive officers of Bancorp, the Executive Compensation Committee is not precluded from taking into account exceptional circumstances when making its decisions so long as those policies and decisions are believed to be in the best interests of Bancorp and its stockholders. In the case of our Chief Executive Officer, the greater relative size and range of his total compensation reflect his length of service, which spans over 25 years, his critical role as the key person responsible for our expansion and growth over those years and especially over the past five years when we completed the acquisition of four other companies, his previous salary and compensation levels, tax planning considerations for the company, and also what our competitors would likely pay for the services of a similarly qualified person.

Base Salary

We provide executive officers and other employees with a base salary to compensate them for services rendered during the year and to attract, motivate, and retain them. The Executive Compensation Committee does not apply any fixed formula for setting base salaries for our Named Executive Officers. Instead, the Executive Compensation Committee considers a wide range of factors. In particular, the Executive Compensation Committee will consider our overall financial and operating performance and profitability in the preceding fiscal year, and its evaluation of each Named Executive Officer’s individual performance and contribution toward this overall performance and profitability. Our overall performance and profitability is determined, without any quantified targets or particular weighting, with reference to financial factors such as net income, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits. In reviewing these financial factors, the Executive Compensation Committee may take into consideration the financial performance of other banks and bank holding companies in our market area and those with a similar asset size and revenue base, our relative advantages and disadvantages in the banking industry, and the obstacles and challenges presented to our Named Executive Officers in attempting to achieve our goals.

The evaluation of each Named Executive Officer’s individual performance is largely subjective and involves consideration of such factors as the significance of the Named Executive Officer’s services, level of responsibility, and any changes to those responsibilities and the achievement of individual loan production or deposit goals or completion of any strategic initiatives and special projects or assignments that may have been set from year to year, without any particular weight being assigned to these factors. As part of this evaluation, the Executive Compensation Committee may consider the Named Executive Officer’s individual skills, experience, length of service, and compensation levels in past years, not only in relation to the individual’s performance in those years compared with the current year, but also in relation to competitive employment opportunities for that individual. Consideration is also given to changes in the cost of living. The Executive Compensation Committee will also consider the Chief Executive Officer’s or Chief Operating Officer’s annual employee performance evaluation rating for the Named Executive Officers. This evaluation is based on subjective and qualitative evaluations of job knowledge, job skills, performance of duties, professional attributes, management skills, any customized annual goals or special projects, and adherence to our policies. Compensation is not directly tied to the achievement of any customized goals or special projects that may be included in such evaluations.

The Executive Compensation Committee also takes into consideration the base compensation of executive officers in equivalent positions paid by banks and bank holding companies considered competitive with Cathay Bank and Bancorp and by other banks of similar size across the United States, with more weight placed on competitors in our immediate market area such as the banking companies in the SNL Western Bank Index. We believe it is helpful to consider comparative market information about compensation paid to executive officers of other companies in our business and geographic marketplace that seek similarly skilled and talented executives. We want to be able to retain our executive officers and, accordingly, we take into consideration publicly available information about compensation paid to executive officers at other financial institutions in our market area in making our decisions about compensation. However, we do not establish compensation levels based on benchmarking and we do not attempt to maintain a certain target percentile within any peer group to determine compensation. We view information on pay practices at other institutions as relevant to a general understanding of the market and for assessing the competitiveness and reasonableness of our executive compensation program.

Salary levels are typically considered annually in April of each year as part of our employee performance review process. Salary levels may also be reviewed and adjusted for an executive officer upon a promotion or change in job responsibility or for special retention purposes. Over the prior three years, from 2006 through 2008, annual base salary increases for Named Executive Officers had ranged from 3.43% to 7.94%. The Executive Compensation Committee did not set this as a target range or apply any formulas or any particular minimum or maximum percentages. Instead, it considered the base salary increases on a case-by-case and year-by-year basis applying the factors set forth above. However, the Executive Compensation Committee takes into consideration the compensation history of the Named Executive Officers and will observe past ranges as reference and guidance without being bound or limited by them.

In 2009, the Executive Compensation Committee considered Bancorp’s financial performance data for 2008, and evaluated each Named Executive Officer based on the factors described above. For 2008, Bancorp net income available to common stockholders was $49.4 million, which was 60.6% less than in 2007; its return on average assets was 0.47%, decreasing from 1.38% in 2007; its return on average stockholders’ equity was 4.91%, decreasing from 13.28% in 2007; its efficiency ratio was approximately 43.52%, compared to approximately 38.20% in 2007; total assets increased by 11.3%; gross loans increased by 11.8%; and deposits increased by 8.9%. The Executive Compensation Committee also considered the adverse general economic conditions and challenges being experienced by the entire financial services industry, and the impending changes to regulations applicable to Bancorp as a result of its participation in the TARP Capital Purchase Program. As a result of these various considerations, the Executive Compensation Committee determined not to increase the base salaries of the Named Executive Officers in 2009, and therefore the base salaries have remained unchanged since April 1, 2008, as follows:

Named Executive Officer	2009 Base Salary as of April 1, 2009	% Increase over Base Salary as of April 1, 2008
Dunson K. Cheng	$1,000,000	0.00%
Peter Wu	$438,000	0.00%
Anthony M. Tang	$313,000	0.00%
Heng W. Chen	$312,000	0.00%
Irwin Wong	$241,000	0.00%

Cash Bonus

Although no cash bonuses were paid for 2009, the cash bonus component of our executive compensation program can serve as incentive and reward for the achievement of our annual business goals and as a means to attract, motivate, and retain our Named Executive Officers.

Cash bonus awards can be made under the 2005 Incentive Plan as determined by the Executive Compensation Committee. Each cash award granted under the 2005 Incentive Plan is subject to Qualifying Performance Criteria as defined in the 2005 Incentive Plan so that the bonuses could qualify as “performance-based compensation.” Each cash award shall contain provisions regarding (1) the target and maximum amount payable to the participant as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2005 Incentive Plan, as may be determined from time to time by the Executive Compensation Committee. The maximum amount payable as a cash award may be a multiple of the target amount payable, but the maximum amount payable for any fiscal year that is intended to comply with Section 162(m) of the Internal Revenue Code may not exceed $3,000,000. Nothing in the 2005 Incentive Plan prevents Bancorp from granting cash awards outside of the 2005 Incentive Plan.

As determined by the Executive Compensation Committee, the only participants in the cash award portion of the 2005 Incentive Plan in recent years have been Bancorp’s President and Chief Executive Officer, Dunson K. Cheng, and its Executive Vice Chairman and Chief Operating Officer, Peter Wu. Mr. Cheng and Mr. Wu had been selected as the only participants because they are the two highest ranked and highest compensated executive officers, and because of the potential effects of Section 162(m) of the Internal Revenue Code, which is discussed in “Deductibility of Executive Compensation” under the section titled “Accounting and Tax Considerations” below.

The Executive Compensation Committee did not set Qualifying Performance Criteria for 2009 with respect to Mr. Cheng or Mr. Wu as a result of our financial performance for 2008, the adverse general economic conditions and challenges being experienced by the entire financial services industry, and the impending changes to regulations applicable to Bancorp as a result of its participation in the TARP Capital Purchase Program. For 2010, the Executive Compensation Committee has likewise not set the Qualifying Performance Criteria for Mr. Cheng or Mr. Wu because of our financial performance for 2009, the challenges to Bancorp and the financial services industry from the continuing uncertain economic conditions, and the limitations on the payment or accrual of any bonus, retention award, or incentive compensation applicable to us as a result of our participation in the TARP Capital Purchase Program. Under the regulations applicable to participants in the TARP Capital Purchase Program, the only form of incentive compensation we are permitted to award to our Named Executive Officers and the next ten most highly compensated employees is long-term restricted stock, provided that the value of such award may not exceed one third of that employee’s annual compensation as determined for the fiscal year of the award.

Prior to becoming subject to the limitations on incentive compensation resulting from our participation in the TARP Capital Purchase Program, the Executive Compensation Committee had in prior years approved discretionary annual cash bonuses to Named Executive Officers in addition to those awarded under the 2005 Incentive Plan and has done so for Named Executive Officers other than Mr. Cheng and Mr. Wu. The Executive Compensation Committee determined these cash bonuses, if any, on the basis of our overall financial and operating performance and profitability in the fiscal year, and its evaluation of each of these Named Executive Officer’s individual performance and contribution toward this overall performance and profitability. Our overall performance and profitability is determined, without any quantified targets or particular weighting, with reference to financial factors such as net income, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits.

The evaluation of the Named Executive Officer’s individual performance is largely subjective and involves consideration of such factors as the significance of the Named Executive Officer’s services, level of responsibility, and any changes to those responsibilities and the achievement of individual loan production or deposit goals or completion of any strategic initiatives and special projects or assignments that may have been set from year to year, without any particular weight being assigned to these factors. The Executive Compensation Committee will also consider the Chief Executive Officer’s or Chief Operating Officer’s annual employee performance evaluation rating for the Named Executive Officers. This evaluation is based on subjective and qualitative evaluations of job knowledge, job skills, performance of duties, professional attributes, management skills, any customized annual goals or special projects, and adherence to our policies. Compensation is not directly tied to the achievement of any customized goals or special projects that may be included in such evaluations. For the purposes of setting the cash bonus, the Executive Compensation Committee did not apply specific quantified measurement amounts or targets for the Named Executive Officers other than Mr. Cheng and Mr. Wu as discussed above. The Executive Compensation Committee will also consider the size of bonuses paid to the Named Executive Officers in past years with respect to the individual’s performance in those years, the base salaries of the Named Executive Officers, the length of employment, and our overall performance and profitability in those prior years.

In the most recent three years in which cash bonuses had been paid, from 2006 through 2008, the cash bonuses paid to these other Named Executive Officers have ranged from 18.67% to 85.88% of their base salary. Bonuses for these other Named Executive Officers have declined each year during this period until 2009 when they were eliminated altogether. The percentage of such prior decreases had ranged between 4.10% and 73.21%. The Executive Compensation Committee did not set a target range or apply any formulas or any particular minimum or maximum percentages. Instead, it set bonuses on a case-by-case and year-by-year basis applying the factors set forth above. However, the Executive Compensation Committee takes into consideration the compensation history of the Named Executive Officers and will observe past ranges as reference and guidance without being bound or limited by them.

The Executive Compensation Committee has considered Bancorp’s financial performance data for 2009, and evaluated each Named Executive Officer based on the factors described above. Whereas the base salary increases typically take place in April of each year and are based on the preceding year’s financial results, cash bonuses had been awarded in or after December of each year. Based on past practice, 2009 salary increases would have been effective in April 2009, if any had been approved, and be based on the financial results for 2008, while any bonuses for 2009 would have been based on the full-year financial results for 2009. For 2009, Bancorp reported a net loss attributable to common stockholders of $83.7 million, compared to net income available to common stockholders of $49.4 million in 2008. The Executive Compensation Committee considered our financial results for 2009, the challenges to Bancorp and the financial services industry from the continuing uncertain economic conditions and the limitations on payment of incentive compensation and the other limitations applicable to our executive compensation as a result of our participation in the TARP Capital Purchase Program. Based on these various considerations, the Executive Compensation Committee determined it would not award any cash bonus to any Named Executive Officer for 2009.

Under the regulations applicable to participants in the TARP Capital Purchase Program, the only form of bonus, incentive compensation, and retention arrangements we are permitted to make to our Named Executive Officers and the next ten most highly compensated employees is long-term restricted stock or units, provided that the value of such award may not exceed one third of that employee’s annual compensation as determined for the fiscal year of the award. Accordingly, the Executive Compensation Committee will not consider its Named Executive Officers for cash bonuses in 2010 or until after such time as Bancorp is no longer subject to such limitations.

Equity Incentive Compensation

Incentive Plans. Bancorp has two plans under which it has issued equity awards to its directors and employees (including Named Executive Officers) and to directors and employees of Cathay Bank. These plans are designed to strengthen Bancorp by providing selected employees and directors an opportunity to participate in our future by offering them the right to acquire our common stock. They also serve as incentive and reward for the achievement of our long-term business goals and as a means to attract, motivate, and retain key personnel.

Our 1998 Incentive Plan authorized awards that could result in the issuance of Bancorp’s common stock. All awards granted under this plan have been in the form of nonstatutory stock options. Upon stockholder approval of the 2005 Incentive Plan in May 2005, we ceased granting awards under the 1998 Incentive Plan, but options previously granted under this plan remain exercisable.

Our 2005 Incentive Plan permits us to grant stock options (both incentive stock options designed to comply with Internal Revenue Code Section 422 and nonstatutory stock options which will not so comply), stock awards (including shares, restricted stock units, stock appreciation rights, and other similar awards), and cash awards. The purpose of granting awards under the 2005 Incentive Plan is to compensate eligible participants for their contributions to our business and to encourage them to exert maximum efforts for our success by giving them, in the case of options and stock awards, an opportunity to benefit from increases in the value of our common stock and thereby aligning participants’ and stockholders’ interests. For a discussion of consideration being given to the type of awards to be made under our 2005 Incentive Plan, see “Accounting for Stock-Based Compensation” under the section titled “Accounting and Tax Considerations” below.

In addition, we became obligated in the merger with GBC Bancorp in October 2003 to issue our common stock on exercise of options that had been granted under the GBC Bancorp 1999 Employee Stock Incentive Plan, some of which remain exercisable.

In general, under the regulations applicable to participants in the TARP Capital Purchase Program, the only form of bonus, incentive compensation, and retention arrangements a TARP participant is permitted to make to its senior executive officers and the next ten most highly compensated employees is long-term restricted stock (or units), provided that the value of such award may not exceed one third of that employee’s annual compensation as determined for the fiscal year of the award. The applicable regulations state that the long-term restricted stock must not fully vest until the repayment of all financial assistance by the TARP Capital Purchase Program participant. The regulations also require that the employee provide services to the TARP Capital Purchase Program participant for at least two years after the date of the grant of the long-term restricted stock to vest in this stock, and prescribes a schedule under which such stock may become transferable (or in the case of a restricted stock unit, payable). Because, in the case of restricted stock (but not a restricted stock unit), the fair market value of the stock may be subject to inclusion in income for income tax purposes before the stock becomes transferable, an exception to the transferability restriction is provided to the extent necessary to pay the applicable taxes. The regulations do not prohibit vesting based on longer service periods or additional performance-based requirements.

Equity Award Guidelines. The Executive Compensation Committee has authority to determine the number and type of equity awards for executive officers, and the Equity Incentive Plan Committee has that authority as to all other employees of Bancorp and Cathay Bank. Awards are generally based on a subjective analysis of the individual’s performance based on the following factors, without any particular weighting: the individual’s title and level of responsibility; the internal annual performance evaluation rating given by that individual’s immediate supervisor, which is based on subjective and qualitative evaluations of job knowledge, job skills, performance of duties, professional attributes, management skills, customized annual goals or special projects, and adherence to our policies; the length of service and the nature of that individual’s job functions; and the perceived contributions of that individual to our overall performance and profitability. For the purposes of awarding equity compensation, our overall performance and profitability is determined with reference to the following factors, without any quantified targets or particular weighting: net income, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits. Without benchmarking, and for general reference purposes only, the Executive Compensation Committee also will consider the size of awards made in the past to each individual and also generally refer to the size of awards made at other banks and bank holding companies of comparable size and complexity. Consideration is also given to the estimated dilutive effect of such awards on our stockholders.

Awards are generally made on an annual basis at fixed meeting dates that are specified in advance of the actual meeting. Awards are also made on occasion during the year to newly hired or newly promoted officers or for special retention purposes. Such awards for new hires, promotions, and retention become effective on the date of approval of the award by the Executive Compensation Committee (in the case of executive officers) or the Equity Incentive Plan Committee (in the case of all other officers and employees). All awards of stock options are made at or above the fair market value of our common stock as quoted on the NASDAQ Global Select Market on the date the option is granted (incentive stock options granted to employees who are also 10% stockholders, if any, must have an exercise price equal to at least 110% of the fair market value of the stock on the date of the award). The fair market value of our common stock is determined generally as the closing sale price of the common stock on the date the option is granted. We may substitute or assume options with exercise prices equal to less than 100% of the fair market value of the underlying option shares on the date of grant in connection with an acquisition of another company. Outstanding options may not be repriced to reduce the exercise price without stockholder approval.

The majority of the options granted by the Executive Compensation Committee and the Equity Incentive Plan Committee vest at a rate of 20% per year over the first five years of a ten-year option term. Vesting rights cease upon termination of employment; however, the optionee has 90 days (one year in the event of termination by reason of death or disability) thereafter to exercise options that were vested and exercisable as of the optionee’s termination date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to the option, including voting rights and the right to receive dividends or dividend equivalents.

The Executive Compensation Committee and the Equity Incentive Plan Committee also observe the following guidelines with regard to the 2005 Incentive Plan:

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The period of vesting of any stock award shall not be less than three years, except to the extent that (a) the period of vesting of a stock award is at least one year and the award is performance based, (b) the stock award is made by a committee composed entirely of independent directors and the number of shares covered by all awards with a period of vesting of less than three years does not exceed 10% of the total number of shares authorized for grant or award, or (c) the stock award is made by a committee composed entirely of independent directors, constitutes an employment inducement award for a new hire and does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan;

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Restriction periods of any stock awards shall not be waived except to the extent that (a) the waiver is made by a committee composed entirely of independent directors and the number of shares covered by all awards as to which such waivers apply does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan, (b) the waiver is in connection with a change in control as defined in the 2005 Incentive Plan, or (c) the waiver is made by a committee composed entirely of independent directors as a result of disability or other extenuating circumstances pertaining to the awardee; and

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All grants of options and stock awards to non-employee directors shall be on a fixed or formulaic (rather than discretionary) basis, except if the grant or award is made by a committee composed entirely of independent directors and the number of shares covered by all grants and awards on a discretionary basis to non-employee directors does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan.

Equity Awards to Executive Officers. Under the regulations applicable to participants in the TARP Capital Purchase Program, the only form of incentive compensation we are permitted to award to our Named Executive Officers and the next ten most highly compensated employees is long-term restricted stock (or units), provided that the value of such award may not exceed one third of that employee’s annual compensation as determined for the fiscal year of the award. As a result these limitations and because of the challenges to Bancorp and the financial services industry from the continuing uncertain economic conditions, Bancorp did not grant any equity awards to its Named Executive Officers or to any other employees in 2009.

Ownership Guidelines. We do not require that each Named Executive Officer maintain a minimum ownership interest in our stock.

Compensation Recovery Policy

As a result of our participation in the TARP Capital Purchase Program, we have agreed that any bonus or other incentive compensation we pay to our Named Executive Officers during the period the U.S. Treasury holds any of our securities acquired pursuant to the TARP Capital Purchase Program are subject to recovery (or “clawback”) if such payments were made based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The recovery period is unlimited. We believe the principles of a clawback in the event of materially inaccurate financial or performance data are consistent with our compensation philosophy, which ties compensation to our financial and operating performance and the overall increase in stockholder value, and each of our Named Executive Officers has specifically agreed to the provisions of the clawback.

Risk Assessment

As a result of our participation in the TARP Capital Purchase Program, our Executive Compensation Committee meets with our senior risk officers to ensure that the Named Executive Officers’ incentive compensation arrangements do not encourage such officers to take unnecessary and excessive risks that threaten our value. Accordingly, in January, February, and November of 2009, our Executive Compensation Committee met with Bancorp’s and Cathay Bank’s senior risk officers to evaluate the risks, both long-term and short-term, that we face. As part of this evaluation, our Executive Compensation Committee identified risks inherent in our business, including credit risk, market risk, liquidity risk, operations risk, legal/compliance risk, and reputation risk. These and other risks are described in our Annual Report on Form 10-K. The Executive Compensation Committee then reviewed our incentive compensation arrangements to ensure that such arrangements do not encourage our Named Executive Officers to take any unnecessary or excessive risks that threaten our value.

Retirement and Other Benefits

We have an employee stock ownership plan and a 401(k) plan to provide our employees an opportunity to save for retirement in a tax efficient manner. Our Named Executive Officers are eligible to participate in these plans on the same terms as our other employees.

Under our Amended and Restated Cathay Bank Employee Stock Ownership Plan (the “ESOP”), we can make annual contributions to a trust (the “Trust”) in the form of either cash or common stock for the benefit of eligible employees and to pay administration expenses. We did not make contributions to the Trust in 2009 and have not made any contributions since 2003. We do not plan to make any contributions to the Trust in 2010. In prior years, our Board determined the amount of the annual contribution to the Trust in light of our earnings in the prior plan year and such contributions were made in cash. The cash contributed to the Trust is invested by its trustees in shares of our common stock. Each participant’s benefits under the ESOP consist of cash (or cash equivalents) and shares of common stock allocated to the participant.

Salaried employees of Cathay Bank who have completed three months of service and have attained the age of 21 are eligible to participate in a 401(k) Profit Sharing Plan. Through March 2009, after a participant has completed one year of service, Cathay Bank matches 100% of the participant’s contribution up to 5% of the participant’s eligible compensation per pay period. Effective with the first pay period beginning on April 1, 2009, Cathay Bank’s matching contribution was reduced to 100% of the participant’s contribution up to 2.5% of the participant’s eligible compensation per pay period. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service, and from then on at an increment of 25% each year until 100% is vested after five years of service.

We also provide group life, health, dental, disability, and medical reimbursement plans that do not discriminate in scope, terms, or operation in favor of executive officers or our directors and that are available generally to all salaried employees.

Perquisites and Other Personal Benefits

We provide Named Executive Officers with perquisites and other personal benefits that we and the Executive Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain employees for key positions. The Executive Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers. Currently, these perquisites consist of automobile expense and club memberships. For 2009, the aggregate amount of perquisites and other personal benefits provided to our Named Executive Officers was less than $10,000 each. In addition, pursuant to Change of Control Employment Agreements (the “Control Agreements”) entered into with each of the Named Executive Officers, we could be obligated to make certain payments to the Named Executive Officers and provide them with certain perquisites and other personal benefits in the event of a change in control as defined therein. For a discussion of the Control Agreements, see the section below titled “Potential Payments Upon Termination or Change in Control.”

The Board has adopted an Excessive and Luxury Expenditures Policy that prohibits excessive or luxury expenditures on any of the following to the extent such expenditures are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of our business operations: (1) entertainment and events; (2) office or facility renovations; (3) aviation or other transportation services; and (4) other similar items, activities or events for which we may reasonably anticipate incurring expenses, or reimbursing an employee for incurring expenses. This policy contains standards that (1) identify the types or categories of expenditures which are prohibited; (2) identify the types or categories of expenditures for which prior approval is required; (3) provide reasonable approval procedures under which an expenditure requiring prior approval may be approved; (4) require CEO certification that the approval of any expenditure requiring the prior approval of any Named Executive Officer, any executive officer of a substantially similar level of responsibility, or the Board or Board committee was properly obtained with respect to each such expenditure; (5) require the prompt internal reporting of violations to the Executive Compensation Committee; and (6) mandate accountability for adherence to the policy. A copy of this Excessive and Luxury Expenditures Policy has been posted to our website at www.cathaygeneralbancorp.com.

Control Agreements

The Board desires to promote stability and continuity of senior management and to help align their interests with those of our stockholders in the event of a change in control or potential change in control of Bancorp. Accordingly, we entered into Control Agreements with each of our Named Executive Officers and certain other senior officers of Cathay Bank in November 2006. These Control Agreements were amended and restated in December 2008 to comply with Section 409A of the Internal Revenue Code. We believe that these agreements help to ensure that our key officers will remain fully engaged during a change in control or potential change in control. The Control Agreements provide for enhanced severance benefits in the event of a voluntary termination of employment for “good reason” or involuntary termination other than for cause following a change in control. Based on a review of information generally available to the public and the advice of outside legal counsel, the Board determined that these arrangements were competitive and reasonable. The Control Agreements do not influence our decisions surrounding the Named Executive Officer’s cash and equity compensation. As a result of our participation in the TARP Capital Purchase Program, we have agreed to prohibit any “golden parachute payment” to any of our Named Executive Officers and each of the five next most highly-compensated employees during the period that the U.S. Treasury holds any of our securities. In addition, pursuant to a memorandum of understanding entered with the Federal Reserve Bank of San Francisco (“FRB”) in December 2009, among other things, Bancorp agreed to notify the FRB prior to effecting certain changes to our senior executive officers and Board and is limited and/or prohibited, in certain circumstances, in its ability to enter into contracts to pay and to make golden parachute severance and indemnification payments. Cathay Bank is subject to similar limitations related to its March 2010 memorandum of understanding with the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Financial Institutions (“DFI”). For a more detailed discussion of the severance benefits, the events that would trigger payment of severance benefits, and the Control Agreements in general, see the section below titled “Potential Payments Upon Termination or Change in Control.”

Accounting and Tax Considerations

Deductibility of Executive Compensation

As part of its responsibilities, the Executive Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain employees. An exception may apply to “performance-based compensation” that meets certain requirements, including approval of material terms by stockholders in advance of payment. However, as a result of our participation in the TARP Capital Purchase Program in December 2008, we may not deduct compensation in excess of $500,000 that is paid to any of our Named Executive Officers, and the exemption for performance-based compensation does not apply so long as the U.S. Treasury holds any of our securities. For 2009, in compliance with our agreement with the U.S. Treasury, we did not deduct compensation in excess of $500,000 that was paid to any of our Named Executive Officers.

Nonqualified Deferred Compensation

We do not have a deferred compensation program, and we have no current plans to implement such a program. However, we do have one deferred compensation arrangement with the Chief Executive Officer under an agreement reached with Mr. Cheng effective November 23, 2004. For details regarding the deferral agreement, see “Nonqualified Deferred Compensation” in the section titled “Remuneration of Executive Officers” below.

Accounting for Stock-Based Compensation

On January 1, 2006, we adopted FASB Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”) (formerly known as FASB Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”) on a modified prospective basis. FASB ASC Topic 718 requires an entity to recognize compensation expense based on an estimate of the number of awards expected to actually vest, exclusive of awards expected to be forfeited.

Under the 2005 Incentive Plan, we are permitted to issue both incentive stock options and nonstatutory stock options. However, historically we have elected to award only nonstatutory stock options because we believed that the tax benefits to the company outweighed the potential tax benefits of incentive stock options to our employees. Generally, nonstatutory stock options entitled us to a deduction at the time the options are exercised and in the same amount as the optionee’s taxable income, calculated as the excess of the fair market value of the shares over the exercise price. In the case of incentive stock options, we would be entitled to a deduction equaling the amount of the optionee’s taxable income as calculated above, but only if shares were sold within one year of exercise.

With the adoption of FASB ASC Topic 718, the accounting treatment for all forms of stock options changed, thereby prompting us to review the relative merits of nonstatutory stock options. As a result of this review, we contemplate granting shares of restricted stock or restricted stock units to employees currently eligible under the 2005 Incentive Plan either in place of or in combination with nonstatutory stock options, and did grant restricted stock units to certain of our non-executive officers in 2008. A desirable feature of restricted stock and restricted stock units is that they permit us to issue fewer shares, thereby reducing potential stockholder dilution. We believe that restricted stock and restricted stock units provide an equally motivating form of incentive compensation as stock options, and we will weigh the costs of restricted stock, restricted stock units, and nonstatutory stock option grants with their potential benefits as compensation tools. Stock options only have value to the extent that our share price on the date of exercise exceeds the exercise price on the grant date and are an effective motivational tool when the stock price rises over the term of the award. Restricted stock and restricted stock units serve to reward and retain executive officers through shares valued at the current price on the date the restriction lapses. A combination of restricted stock, restricted stock units, and nonstatutory stock option grants should continue to effectively serve our objectives of focusing our executive officers on delivering long-term value to our stockholders while providing value to our executive officers through equity awards.

As discussed above, under the regulations applicable to participants in the TARP Capital Purchase Program, the only form of bonus, incentive compensation, and retention awards we are currently permitted to award to our Named Executive Officers and the next ten most highly compensated employees are long-term restricted stock (or units), provided that the value of such award may not exceed one third of that employee’s annual compensation as determined for the fiscal year of the award.

Compensation Committee Interlocks and Insider Participation

In 2009, the Executive Compensation Committee consisted of Ting Y. Liu (Chairman), Kelly L. Chan, and Joseph C.H. Poon, each of whom is an independent director under the Nasdaq listing standards. No persons who were members of the Executive Compensation Committee during 2009 had any relationships requiring disclosure.

Compensation Committee Report

The Executive Compensation Committee of Bancorp has reviewed and discussed the above “Compensation Discussion and Analysis” with management. Based on such review and discussions, the Executive Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009.

As described in the “Compensation Discussion and Analysis,” the executive compensation program for the Named Executive Officers in recent years consisted principally of base salary, cash bonus, and equity compensation. The base salaries of the Named Executive Officers are determined each year on a case-by-case basis. The cash bonuses for Messrs. Cheng and Wu have been awarded subject to the Qualifying Performance Criteria under the 2005 Incentive Plan, and the cash bonuses for the other Named Executive Officers have been awarded outside that Plan. All forms of equity compensation for the Named Executive Officers have been awarded under the 2005 Incentive Plan and the 1998 Incentive Plan.

We believe that the compensation program, by using all three of these principal components, avoids encouraging the Named Executive Officers to take unnecessary and excessive risks that threaten the value of Bancorp. Specifically, we seek to limit such risk taking by allocating among these components and by basing compensation decisions on variable factors in our discretion. We believe that an appropriate mix of total compensation among fixed base salaries and discretionary cash bonuses, stock options, and restricted stock or units, can strike an appropriate balance between short- and long-term risk and reward, and drive appropriate and desired results consistent with Bancorp’s overall growth strategy and risk profile. Accordingly, we seek to balance base and incentive compensation for Named Executive Officers between cash and equity and to not cause base salary to be disproportionately low compared with incentive compensation. Also, we mix service-based and performance-based equity awards that include stock options, restricted stock, and restricted stock units. We believe this approach is reasonable given Bancorp’s business objectives and is comparable to programs used by other banks and bank holding companies of similar size and revenue base.

We also seek to discourage the Named Executive Officers from taking unnecessary and excessive risks by having base salary, cash bonus, and equity compensation determinations made on the basis of variable factors in our discretion as described in the “Compensation Discussion and Analysis.” We endeavor to set realistic performance goals because we believe that setting goals that are unattainable could encourage excessive risk taking to achieve those goals. We also want to be comfortable that the maximum payout opportunity under the best performance scenario is both reasonable and not likely to motivate excessive risk taking. We believe the use of variable metrics and subjecting compensation decisions to qualitative evaluation serve to minimize the potential for excessive risk taking. Formula-based metrics focused solely on quantitative returns may encourage increased risk taking in singular pursuit of specific objectives for individual enrichment without due regard for the long-term welfare of Bancorp and the interests of our stockholders. By avoiding strict formula-based quantitative measures, the compensation program seeks to reduce the potential for manipulation of specific quantitative results and affords us the flexibility to look beyond specific quantitative metrics and assess the quality of the financial results and their effect on the long-term objectives and welfare of Bancorp and the interests of our stockholders. Under this flexible approach, we can further measure relative performance against industry averages or other performance objectives rather than absolute returns. For example, even though net income of Bancorp was used in prior years to determine cash bonus awards for Mr. Cheng and Mr. Wu, we had the right to reduce the awards or to eliminate the cash bonuses altogether in our sole discretion even if the minimum net income metrics had been achieved.

In accordance with EESA and the regulations thereunder, further measures have been taken to limit features in the compensation arrangements that could lead the Named Executive Officers to take unnecessary and excessive risks, unnecessarily expose Bancorp to risks or encourage the manipulation of our reported earnings to enhance the compensation of an employee. Specifically, we amended our compensation program to provide that (a) the Named Executive Officers are not eligible to receive compensation thereunder to the extent we determine that such compensation may provide incentives for them to take unnecessary and excessive risks that threaten the value of Bancorp; (b) each Named Executive Officer and the twenty next most highly-compensated employees are required to return any bonus, retention award, or incentive compensation paid to them based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (the “clawback”); and (c) we will not pay or accrue any bonus, retention award, or incentive compensation to any Named Executive Officer or the ten next most highly-compensated employees, other than certain long-term restricted stock or units permitted under EESA and its regulations. In addition, we have reviewed and will continue to review and evaluate with our senior risk officers at least every six months our compensation plans and the risks posed by these plans in order to identify and limit the features that could lead to the taking of unnecessary and excessive risks that could threaten the value of Bancorp and to identify any features in these plans that could pose risks to Bancorp and limit those features to ensure Bancorp is not unnecessarily exposed to risks. The “clawback” feature supports the accuracy of our financial statements and encourages the maintenance of accurate books and records and compliance with applicable accounting policies.

The Executive Compensation Committee certifies that:

•

It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Bancorp;

•	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Bancorp; and

•

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Bancorp to enhance the compensation of any employee.

Executive Compensation Committee

Ting Y. Liu (Chairman)

Kelly L. Chan

Joseph C.H. Poon

Remuneration of Executive Officers

The following tables set forth information regarding the compensation for services in all capacities paid or accrued for 2009 by Bancorp to its principal executive officer and principal financial officer, and the three most highly compensated executive officers of either Bancorp or Cathay Bank other than Bancorp’s principal executive officer and principal financial officer.

Summary Compensation Table

The table below sets forth information for the following named executive officers (the “Named Executive Officers”) regarding compensation for the last three completed fiscal years:

Name and Principal Position	Year	Salary 1/ ($)	Bonus ($)	Stock awards 2/ ($)	Option awards 3/ ($)	Non-equity incentive plan compensation 4/ ($)	Change in pension value and non- qualified deferred compensation earnings ($)		All other compensation ($) 5/	Total ($)
Dunson K. Cheng,	2009	1,000,000	—	—	—	—	12,107	6/	12,250	1,024,357
Chairman of the Board of Directors, President, and Chief Executive Officer of Bancorp and Cathay Bank	2008	990,250	—	—	1,730,293	—	11,295		39,194	2,771,032
	2007	951,750	—	693,200	—	821,560	10,538		21,434	2,498,482

Peter Wu,	2009	438,000	—	—	—	—	—		11,600	449,600
Executive Vice Chairman and Chief Operating Officer of Bancorp and Cathay Bank	2008	434,000	—	—	498,387	—	—		11,500	943,887
	2007	418,500	—	—	—	380,190	—		11,250	809,940

Anthony M. Tang,	2009	313,000	—	—	—	—	—		9,781	322,781
Executive Vice President of Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank	2008	310,000	70,000	—	303,600	—	—		11,500	695,100
	2007	298,000	238,000	—	—	—	—		11,250	547,250

Heng W. Chen,	2009	312,000	—	—	—	—	—		9,750	321,750
Executive Vice President and Chief Financial Officer of Bancorp and Cathay Bank	2008	309,000	67,500	—	303,600	—	—		11,500	691,600
	2007	297,000	210,000	—	—	—	—		11,250	518,250

Irwin Wong,	2009	241,000	—	—	—	—	—		7,531	248,531
Executive Vice President for Branch Administration of Cathay Bank	2008	239,000	45,000	—	138,000	—	—		11,500	433,500
	2007	231,000	168,000	—	—	—	—		11,250	410,250

1/	Includes amounts deferred by Named Executive Officers under Bancorp’s 401(k) Profit Sharing Plan.
2/

The amounts shown are not cash compensation received by the Named Executive Officer and may not correspond to the actual value that could be realized by the Named Executive Officer. Instead, the amount represents the fair value of the stock awards computed for the fiscal year indicated, in accordance with FASB ASC Topic 718, valued at the closing price of the Bancorp’s common stock on the date of the grant.

3/

The amounts shown are not cash compensation received and may not correspond to the actual value to be realized by the Named Executive Officer. Instead, the amount represents the fair value of the option awards computed in accordance with FASB ASC Topic 718 for the corresponding fiscal year. The Black-Scholes option pricing model was used to estimate the value of these option awards. Assumptions made in the valuation for 2009 are discussed in Note 1 and Note 20 of Bancorp’s Consolidated Financial Statements included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009.

4/	This amount reflects cash bonuses paid under the 2005 Incentive Plan as discussed under the caption titled “Cash Bonus” in the “Compensation Discussion and Analysis” section above.
5/

The amounts in this column for 2009 consist of employer contributions under the 401(k) Profit Sharing Plan. Perquisites and other personal benefits, or property, are excluded if the aggregate amount of such compensation was less than $10,000. Group life insurance, health insurance, and long-term disability insurance premiums are also excluded because such premiums are pursuant to a plan that does not favor executive officers or directors and are generally available to all salaried employees.

6/

This amount consists of interest paid on deferred compensation that is considered above-market under the regulations of the SEC. For a discussion of the deferral agreement, see “Nonqualified Deferred Compensation” below.

Grants of Plan-Based Awards

Bancorp did not make any grants of plan-based awards to our Named Executive Officers during 2009.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)	All other option awards; number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dunson K. Cheng	—	—	—	—	—	—	—	—	—	—	—

Peter Wu	—	—	—	—	—	—	—	—	—	—	—

Anthony M. Tang	—	—	—	—	—	—	—	—	—	—	—

Heng W. Chen	—	—	—	—	—	—	—	—	—	—	—

Irwin Wong	—	—	—	—	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding outstanding equity awards as of December 31, 2009, made to our Named Executive Officers. Except as stated in the footnotes below, all options vest in 20% increments over a five-year period. All options terminate ten years from the date of the grant, subject to early termination in the event of termination of employment, disability, or death.

	Option awards							Stock awards
Name	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value or unearned shares, units or other rights that have not vested ($)
Dunson K. Cheng	73,320		—		—	10.625	1/20/2010	—	—	—	—
	74,160		—		—	15.0475	1/18/2011	—	—	—	—
	79,320		—		—	16.275	2/21/2012	—	—	—	—
	153,060		—		—	19.925	1/16/2013	—	—	—	—
	246,940		—		—	24.80	11/20/2013	—	—	—	—
	123,952		30,988		—	37.00	2/17/2015	—	—	—	—
	245,060	1/	—		—	32.47	3/22/2015	—	—	—	—
	264,694	2/	—		—	33.54	5/12/2015	—	—	—	—
	92,964		61,976		—	36.24	1/25/2016	—	—	—	—
	30,994		123,976		—	23.37	1/21/2018	—	—	—	—
	50,000	3/	50,000	3/	—	23.37	1/21/2018	—	—	—	—

Peter Wu	406,674		—		—	22.007434	1/17/2011	—	—	—	—
	100,000		—		—	28.695	2/19/2014	—	—	—	—
	57,736		14,434		—	37.00	2/17/2015	—	—	—	—
	43,302		28,868		—	36.24	1/25/2016	—	—	—	—
	14,446		57,784		—	23.37	2/21/2018	—	—	—	—

Anthony M. Tang	26,360		—		—	15.0475	1/18/2011	—	—	—	—
	26,000		—		—	16.275	2/21/2012	—	—	—	—
	47,500		—		—	19.925	1/16/2013	—	—	—	—
	105,140		—		—	24.80	11/20/2013	—	—	—	—
	31,856		7,964		—	37.00	2/17/2015	—	—	—	—
	25,614		17,076		—	36.24	1/25/2016	—	—	—	—
	8,800		35,200		—	23.37	2/21/2018	—	—	—	—

Heng W. Chen	19,896		—		—	24.80	11/20/2013	—	—	—	—
	32,080		8,020		—	37.00	2/17/2015	—	—	—	—
	27,000		18,000		—	36.24	1/25/2016	—	—	—	—
	8,800		35,200		—	23.37	2/21/2018	—	—	—	—

Irwin Wong	3,576		—		—	10.625	1/20/2010	—	—	—	—
	6,448		—		—	15.0475	1/18/2011	—	—	—	—
	11,088		—		—	16.275	2/21/2012	—	—	—	—
	30,064		—		—	19.925	1/16/2013	—	—	—	—
	143,040		—		—	24.80	11/20/2013	—	—	—	—
	26,064		6,516		—	37.00	2/17/2015	—	—	—	—
	18,600		12,400		—	36.24	1/25/2016	—	—	—	—
	4,000		16,000		—	23.37	2/21/2018	—	—	—	—

1/

These options vested at a rate of 30% on the date of grant, March 22, 2005; 10% vested on November 20, 2005; and the remainder vested at a rate of 20% in three equal annual increments beginning November 20, 2006.

2/	These options vested at a rate of approximately 40% on November 20, 2005, and the remainder vested at a rate of approximately 20% in three equal annual increments beginning November 20, 2006.
3/	These options were part of a grant of options on 100,000 shares which vest at a rate of 50% in two annual increments beginning February 21, 2009.

Option Exercise and Stock Vested

No stock options were exercised and no stock awards became vested for any of the Named Executive Officers during 2009.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Dunson K. Cheng	—	—	—	—
Peter Wu	—	—	—	—
Anthony M. Tang	—	—	—	—
Heng W. Chen	—	—	—	—
Irwin Wong	—	—	—	—

Pension Benefits

Our Named Executive Officers did not receive any benefits during 2009 under any defined contribution plan other than the 401(k) Profit Sharing Plan. We do not have any defined benefit plans.

Nonqualified Deferred Compensation

The only deferred compensation arrangement that we have with an executive officer is an agreement we reached with Mr. Cheng effective November 23, 2004, whereby Mr. Cheng agreed to defer any cash bonus amounts in excess of $225,000 for the year ended December 31, 2004, until January 1 of the first year following such time as Mr. Cheng separates from us (the “Cheng Deferred Compensation Agreement”). This Cheng Deferred Compensation Agreement was amended and restated on November 8, 2007 to comply with Section 409A of the Internal Revenue Code (the “Code”) and provide that, if Mr. Cheng is subject to Section to 409A of the Code, payment of the deferred amount will be delayed to the later of: (i) January 1 of the first year following his separation from service; or (ii) the first day of the seventh month following his separation from service. Pursuant to this agreement, an amount equal to $610,000 was deferred in 2004. The deferred amount accrues interest at the rate of 7% per annum computed based on the actual number of days during each period divided by the actual number of days for the full year. The deferred amount will be increased each quarter by the amount of interest computed for the preceding quarter. Beginning on the tenth anniversary of the agreement, the interest rate will equal 275 basis points above the then prevailing interest rate on a ten-year Treasury note.

The table below sets forth information regarding non-qualified deferred compensation arrangements for our Named Executive Officers during 2009.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Dunson K. Cheng	—	—	58,046	1/	—	865,820	2/
Peter Wu	—	—	—		—	—
Anthony M. Tang	—	—	—		—	—
Heng W. Chen	—	—	—		—	—
Irwin Wong	—	—	—		—	—

1/	This amount includes $12,107 reported in the “Summary Compensation Table” above as interest that is considered above-market under the regulations of the SEC.
2/	This amount includes $651,250 reported in the “Summary Compensation Table” for previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Bancorp has not entered into any written employment agreements with any of the Named Executive Officers, except that it has entered into (i) the Control Agreements with each of the Named Executive Officers which in effect become employment agreements upon the occurrence of a change in control as defined therein, and (ii) the Cheng Deferred Compensation Agreement.

As a result of its participation in the TARP Capital Purchase Program, Bancorp has agreed to prohibit any “golden parachute payment” to any of its Named Executive Officers and to each of the five next most highly-compensated employees during the period that the U.S. Treasury holds any Bancorp securities. “Golden parachute payment” is defined as any payment for the departure from Bancorp for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued, and includes the acceleration of vesting due to the departure or the change in control event, as applicable. Also as a result of its participation in the TARP Capital Purchase Program, Bancorp has further agreed to prohibit any payment of tax “gross-ups” to any of its Named Executive Officers and to each of the twenty next most highly-compensated employees during the period that the U.S. Treasury holds any Bancorp securities. Tax “gross-ups” are defined as any reimbursement of taxes owed with respect to any compensation. In addition, pursuant to the regulatory limitations described in the section above titled the “Control Agreements” under “Compensation Discussion and Analysis,” Bancorp is limited in its ability and to make golden parachute severance payments.

The tables below under the section titled “Cash Compensation and Benefits in the Event of a Change in Control” reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of the Named Executive Officer’s employment after a change in control of Bancorp if these prohibitions on “golden parachute payments” and tax “gross-ups” had not been in place. The amount of compensation payable to each Named Executive Officer upon voluntary and involuntary termination and in the event of disability or death of the Named Executive Officer is shown. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out, if any, can only be determined at the time of the Named Executive Officer’s separation from Bancorp and Cathay Bank.

In addition, a separate table below under the section titled “Equity Compensation in the Event of a Change in Control” reflects the value of any equity awards granted to each Named Executive Officer under the 2005 Incentive Plan and the 1998 Incentive Plan that may be accelerated upon a change in control of Bancorp even if there was no termination of the Named Executive Officer’s employment, assuming the prohibition on “golden parachute payments” had not been in place. The administrator of the 2005 Incentive Plan has the discretion to have Bancorp assume, substitute, or adjust each outstanding award under such plan, accelerate the vesting of any options, or terminate any restrictions on stock awards or cash awards upon a change in control, as defined therein. Similarly, under the 1998 Incentive Plan, upon a change in control of Bancorp, as defined therein, the Board has the discretion to accelerate the vesting of options under the 1998 Incentive Plan and to determine if outstanding options under the 1998 Incentive Plan shall be cashed out at the change in control price, as defined therein.

Payments Made Upon Termination Other than After a Change in Control

A Named Executive Officer who ceases to be an employee of Bancorp other than after a change in control, whether voluntary or involuntary and with or without cause, retirement, disability, or death, will be entitled to receive the following, which are generally available to all salaried employees:

•	base salary through the date of termination;

•	accrued vacation pay as of the date of termination;

•	vested benefits as of the date of termination;

•	if termination resulted from disability: long-term disability benefits of two-thirds annual base salary up to $15,000 per month; and

•	if termination resulted from death: three times annual base salary, up to $600,000, subject to reduction beginning at age 65.

In addition to such amounts, Mr. Cheng would also be entitled to receive, pursuant to the Cheng Deferred Compensation Agreement, an amount equal to $610,000 plus interest at the rate of 7% per annum until 2014 and thereafter interest at the rate of 275 basis points above the then prevailing interest rate on a ten-year Treasury note.

Change of Control Employment Agreements

Bancorp has not entered into any written employment agreements with any of the Named Executive Officers, except that it has entered into the Control Agreements with each of the Named Executive Officers which in effect become employment agreements upon the occurrence of a change in control as defined therein. The Control Agreements for each of the Named Executive Officers are substantially similar and have been filed as exhibits to Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008. All of these Control Agreements are subject to the prohibitions on “golden parachute payments” and tax “gross-ups” described above resulting from Bancorp’s participation in the TARP Capital Purchase Program, and to the regulatory limitations described above.

The following is only a summary of the significant terms of the Control Agreements. This summary is qualified in its entirety by reference to the Control Agreements. For a discussion of the purposes of the Control Agreements and their relationship to our compensation policy, see the section above titled “Control Agreements” under “Compensation Discussion and Analysis.”

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” described above resulting from Bancorp’s participation in the TARP Capital Purchase Program and to the regulatory limitations described above, pursuant to the Control Agreements, Bancorp or Cathay Bank (as applicable) has agreed to continue the employment of each Named Executive Officer for a period of three years from the occurrence of a change of control (the “effective date”). During this employment period, each Named Executive Officer will be entitled to the following compensation and benefits:

•	An annual base salary at least equal to 12 times the highest monthly base salary paid or payable (including deferred salary) during the 12-months preceding the effective date;

•

An annual cash bonus at least equal to the highest annual bonus earned for the last three full fiscal years prior to the effective date (with partial years being annualized for the purpose of determining the amount of the bonus);

•

Participation in all incentive, saving, and retirement plans and programs applicable generally to other peer executives on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Participation in welfare benefit plans and programs on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Reimbursement for all reasonable expenses in accordance with procedures in effect during the 120-day period immediately prior to the effective date;

•

Fringe benefits (including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses), in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date;

•	Office, secretarial and support staff; and

•	Paid vacation in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date.

Payments Made Upon Death or Disability After a Change in Control

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” described above resulting from Bancorp’s participation in the TARP Capital Purchase Program, and to the regulatory limitations described above, the Control Agreements provide that, in the event of the death or disability of a Named Executive Officer after a change of control, Bancorp or Cathay Bank shall pay the Named Executive Officer (or the Named Executive Officer’s estate or beneficiaries in the event of death) (i) base salary through the date of termination, (ii) a pro-rata bonus until the date of termination of the higher of (A) the highest annual bonus earned for the last three full fiscal years prior to the change in control and (B) the annual bonus paid or payable for the most recently completed fiscal year following the change in control, including any bonus or portion thereof that has been earned but deferred (the greater of clauses (A) and (B), the “Highest Annual Bonus”), (iii) any accrued vacation pay (items (i), (ii), and (iii), collectively, the “Accrued Obligations”), and (iv) amounts that are vested benefits or that the Named Executive Officer is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with Bancorp or Cathay Bank at or subsequent to the date of termination (“Other Benefits”).

Payments Made Upon Involuntary Termination Other Than For Cause or Voluntary Termination For Good Reason After a Change in Control

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” described above resulting from Bancorp’s participation in the TARP Capital Purchase Program, and to the regulatory limitations described above, the Control Agreements provide that, if a Named Executive Officer’s employment is terminated following a change in control (other than termination by Bancorp or Cathay Bank for cause or by reason of death or disability or by the Named Executive Officer for other than good reason) or if the Named Executive Officer terminates his employment in certain circumstances defined in the Control Agreements which constitute “good reason,” in addition to the Accrued Obligations and Other Benefits as defined in the preceding section, the Named Executive Officer will be paid the aggregate of the following in a lump sum in cash within 30 days after the date of termination:

•	an amount equal to a multiple (two, two and one-half, or three, depending on the applicable Control Agreement) of the Named Executive Officer’s annual base salary and of the Highest Annual Bonus; and

•

an amount equal to the sum of Bancorp’s or Cathay Bank’s (as applicable) matching or other employer contributions under Bancorp’s or Cathay Bank’s qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Named Executive Officer participates that the Named Executive Officer would receive if the Named Executive Officer’s employment continued (for two, two and one-half, or three years after the date of termination, depending on the applicable Control Agreement).

Also (for a period of two, two and one-half, or three years, depending on the applicable Control Agreement), the Named Executive Officer would be entitled to receive welfare benefits (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance) at least equal to, and at the same after-tax cost to the Named Executive Officer, as those that would have been provided in accordance with the plans, programs, practices, and policies then in effect. In addition, the Named Executive Officer would be entitled to receive outplacement services, provided that the cost of such outplacement services shall not exceed $50,000.

Payments Made Upon Involuntary Termination For Cause or Voluntary Termination For Other Than Good Reason After a Change in Control

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” described above resulting from Bancorp’s participation in the TARP Capital Purchase Program, and the regulatory limitations described above, the Control Agreements provide that, if a Named Executive Officer’s employment is terminated following a change in control for cause or if the Named Executive Officer terminates his employment for other than “good reason,” Bancorp or Cathay Bank shall pay the Named Executive Officer (i) base salary through the date of termination, (ii) any accrued vacation pay, and (iii) amounts that are vested benefits or that the Named Executive Officer is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with Bancorp or Cathay Bank at or subsequent to the date of termination.

Certain Additional Payments

The Control Agreements provide that each Named Executive Officer is eligible for tax gross-up payments in reimbursement for change in control excise taxes imposed on the severance payments and benefits, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise taxes, in which case the payments and benefits will be reduced to the maximum amount. However, as a result of its participation in the TARP Capital Purchase Program, these payments are prohibited to any of Bancorp’s Named Executive Officers during the period that the U.S. Treasury holds any Bancorp securities.

Cash Compensation and Benefits in the Event of a Change in Control

As discussed above, as a result of its participation in the TARP Capital Purchase Program, and the resulting prohibitions on “golden parachute payments” and tax “gross-ups,” Bancorp is prohibited from making the payments below to its Named Executive Officers during the period that the U.S. Treasury holds any Bancorp securities. In addition, these payments are subject to the regulatory limitations described above. The tables below show the potential cash payments and benefits for the Named Executive Officers if, hypothetically solely for the purposes of this proxy statement, these limitations had not been in place and there had been a change in control effective December 31, 2009, and the Named Executive Officer had been terminated as of the same day. These tables exclude accrued and unpaid salary and vacation as well as Other Benefits because all employees are generally entitled to these payments and benefits upon termination of employment.

	Voluntary Termination		Involuntary Termination
Dunson K. Cheng	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 1/	$0	$5,594,400	$0	$5,594,400	$0
Accrued Obligations 2/	0	864,800	0	864,800	864,800
401(k) Matching	0	36,750	0	36,750	0
Benefits 3/
Group Life Insurance	0	2,831	0	2,831	0
Health Insurance	0	15,927	0	15,927	0
Long Term Disability Insurance	0	1,831	0	1,831	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$6,566,539	$0	$6,566,539	$864,800

	Voluntary Termination		Involuntary Termination
Peter Wu	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 4/	$0	$2,095,500	$0	$2,095,500	$0
Accrued Obligations 2/	0	400,200	0	400,200	400,200
401(k) Matching	0	29,000	0	29,000	0
Benefits 3/
Group Life Insurance	0	2,430	0	2,430	0
Health Insurance	0	13,273	0	13,273	0
Long Term Disability Insurance	0	1,526	0	1,526	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$2,591,929	$0	$2,591,929	$400,200

	Voluntary Termination		Involuntary Termination
Anthony M. Tang	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 5/	$0	$1,402,970	$0	$1,402,970	$0
Accrued Obligations 2/	0	248,188	0	248,188	248,188
401(k) Matching	0	24,453	0	24,453	0
Benefits 3/
Group Life Insurance	0	2,430	0	2,430	0
Health Insurance	0	17,831	0	17,831	0
Long Term Disability Insurance	0	1,526	0	1,526	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$1,747,398	$0	$1,747,398	$248,188

	Voluntary Termination		Involuntary Termination
Heng W. Chen	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 6/	$0	$1,064,896	$0	$1,064,896	$0
Accrued Obligations 2/	0	220,448	0	220,448	220,448
401(k) Matching	0	19,500	0	19,500	0
Benefits 3/
Group Life Insurance	0	1,944	0	1,944	0
Health Insurance	0	16,949	0	16,949	0
Long Term Disability Insurance	0	1,220	0	1,220	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$1,374,957	$0	$1,374,957	$220,448

	Voluntary Termination		Involuntary Termination
Irwin Wong	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 7/	$0	$849,350	$0	$849,350	$0
Accrued Obligations 2/	0	183,675	0	183,675	183,675
401(k) Matching	0	15,062	0	15,062	0
Benefits 3/
Group Life Insurance	0	1,944	0	1,944	0
Health Insurance	0	14,428	0	14,428	0
Long Term Disability Insurance	0	1,089	0	1,089	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$1,115,548	$0	$1,115,548	$183,675

1/

This amount is equal to the product of (i) three and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2009 ($1,000,000), and (y) the Highest Annual Bonus ($864,800, paid in March 2007).

2/

Accrued Obligations include (i) base salary through the date of termination, (ii) a pro-rata portion of the Highest Annual Bonus based on the number of days elapsed in the year of termination, and (iii) any accrued vacation pay. These Accrued Obligations are earned through the date of termination under the terms of the employment agreement that takes effect upon a change in control. They serve as compensation to the Named Executive Officers for services rendered during employment and not as severance or post-employment compensation. For the purposes of this table, only the pro-rata bonus as defined in the Control Agreements is included because all employees are generally entitled to accrued and unpaid salary and vacation upon termination. Further, it is probable that, had the hypothetical change in control and termination taken place on December 31, 2009, the pro-rata bonus would have been paid in lieu of, and not in addition to, the actual bonus, if any, paid to the Named Executive Officer for 2009 as reported in the “Summary Compensation Table” above.

3/

Amounts shown are based on the annual cost to Bancorp as of December 31, 2009, multiplied by three in the case of Mr. Cheng, by two and one-half in the case of Mr. Wu and Mr. Tang, and by two in the case of Mr. Chen and Mr. Wong.

4/

This amount is equal to the product of (i) two and one-half and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2009 ($438,000), and (y) the Highest Annual Bonus ($400,200, paid in March 2007).

5/

This amount is equal to the product of (i) two and one-half and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2009 ($313,000), and (y) the Highest Annual Bonus ($248,188, paid in December 2006).

6/

This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2009 ($312,000), and (y) the Highest Annual Bonus ($220,448, paid in December 2006).

7/

This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2009 ($241,000), and (y) the Highest Annual Bonus ($183,675, paid in December 2006).

Equity Compensation in the Event of a Change in Control

As discussed above, as a result of its participation in the TARP Capital Purchase Program, and the resulting prohibition on “golden parachute payments,” Bancorp is prohibited from accelerating the vesting of equity compensation of its Named Executive Officers due to departure or change in control event during the period that the U.S. Treasury holds any Bancorp securities. In addition, this compensation is subject to the regulatory limitations described above. Assuming solely for the purposes of this proxy statement that these limitations had not been in place and that the Board deemed a change in control occurred on the last business day of 2009 and exercised its discretion to accelerate the vesting of all options and terminated all restrictions on stock awards, there would not be any value for equity awards to the Named Executive Officers that would not otherwise have vested but for a change in control:

Name	Stock Options – Accelerated Vesting 1/	Restricted Stock – Accelerated Vesting	Total
Dunson K. Cheng	$0	$0	$0
Peter Wu	0	0	0
Anthony M. Tang	0	0	0
Heng W. Chen	0	0	0
Irwin Wong	0	0	0

1/

Value is based on the difference between the closing price of Bancorp’s common stock on December 31, 2009, the last business day of Bancorp’s most recently completed fiscal year ($7.55 per share), and the exercise price of in-the-money options, if any, whose vesting has accelerated. As with all vested and unexercised stock options, the accelerated stock options must be exercised within 90 days of the date of termination of employment (one year in the event of termination by reason of death or disability) or they would be forfeited.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2010 fiscal year. Although ratification is not legally required, Bancorp is submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit and Risk Management Committee of the Board will reconsider the appointment.

The Audit and Risk Management Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2010, the Audit and Risk Management Committee carefully considered the firm’s qualifications and performance during fiscal 2008 and 2009. In addition, the Audit and Risk Management Committee reviewed and approved audit and permissible non-audit services performed by KPMG in fiscal 2008 and 2009, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Bancorp’s independent registered public accounting firm, the Audit and Risk Management Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS BANCORP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.

PRINCIPAL ACCOUNTING FEES AND SERVICES

KPMG audited Bancorp’s financial statements for the fiscal year ended December 31, 2009. The following table presents fees billed or to be billed for professional audit services rendered by KPMG for the audits of Bancorp’s annual financial statements for 2009 and 2008 and for other services rendered by KPMG.

	2009		2008 *
Audit fees	$1,407,666	1/	$814,321	1/
Audit related fees	64,470	2/	26,980	2/
Tax fees	6,318	3/	5,128	3/
All other fees	0		0

Total fees	$1,478,454		$846,429

*	The 2008 fees have been reclassified to conform to the current year presentation.
1/

Audit fees consists of the aggregate fees of KPMG in connection with (i) the audit of Bancorp’s annual consolidated financial statements, (ii) the required review of Bancorp’s financial information included in its Quarterly Reports on Form 10-Q, (iii) the issuance of an opinion on Cathay Bank’s annual consolidated financial statements, and (iv) the review of registration statements filed with the SEC and issuance of consents and comfort letters. Fees for 2009 include $152,680 billed in 2009 for additional professional services related to completing the 2008 audit.

2/	Audit-related fees consists of professional services provided by KPMG Hong Kong in connection with the review of banking returns and internal controls for the Hong Kong branch.
3/	Tax fees include tax compliance services provided by KPMG Hong Kong for the Hong Kong branch.

PROPOSAL THREE

ADVISORY (NON-BINDING) VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

As a result of our participation in the TARP Capital Purchase Program, we are required by the Emergency Economic Stabilization Act of 2008, as amended, to permit a non-binding stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material). Accordingly, the Board of Directors hereby submits the following proposal for stockholder consideration:

“Resolved, that the stockholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and any related material contained in this proxy statement.”

Your vote is advisory and shall not be binding upon the Board of Directors, and may not be construed as overruling a decision by the Board of Directors or the Executive Compensation Committee, nor to create or imply any additional fiduciary duty by the Board of Directors or Executive Compensation Committee, nor shall such vote be construed to restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Board of Directors and Executive Compensation Committee will consider the voting results of this non-binding proposal when reviewing compensation policies and practices in the future.

As discussed in “Compensation Discussion and Analysis” above under the section titled “Executive Compensation,” we believe that our current executive compensation program directly links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF OUR EXECUTIVE COMPENSATION.

INCORPORATION OF CERTAIN INFORMATION

The information contained in this proxy statement under the captions “Audit Committee Report,” “Compensation Committee Interlocks and Insider Participation,” and “Compensation Committee Report” shall not be deemed to be incorporated by reference by any general statement that purports to incorporate this proxy statement by reference, or any part thereof, into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Bancorp expressly incorporates such information in such filing by reference. The information contained in this proxy statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be soliciting material or otherwise be deemed to be filed under the Securities Act or the Exchange Act, except to the extent that Bancorp requests that such information be treated as soliciting material or expressly incorporates such information in any such filing by reference. The websites of Bancorp at www.cathaygeneralbancorp.com and of Cathay Bank at www.cathaybank.com are not a part of nor are they incorporated into this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Bancorp’s executive officers and directors and persons who own more than ten percent of its common stock timely file initial reports of ownership of common stock and other equity securities, and reports of changes in such ownership, with the SEC. Bancorp has instituted procedures to receive and review these insider reports. After a review of the insider reports, Bancorp believes that all required reports were timely filed during 2009.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Policies and Procedures Regarding Related Party Transactions

It is the policy of the Board that all related party transactions shall be subject to review and approval or ratification by Bancorp’s Audit and Risk Management Committee, except for those matters that the Board has delegated to other committees or that require approval of a majority of the independent directors or that are reserved for the full Board by statute, charter, regulations, Nasdaq listing standards, or bylaws. Extensions of credit by Cathay Bank to executive officers, directors, and principal stockholders of Bancorp and their related interests are subject to review and approval by the Board of Directors of Cathay Bank pursuant to section 22(h) of the Federal Reserve Act (12 U.S.C. 375b), as implemented by the Federal Reserve Board’s Regulation O (12 CFR part 215). A related party transaction includes any transaction in which Bancorp is a participant and in which any of the following persons has or will have a direct or indirect interest: (a) a person who is or was (since the beginning of the last fiscal year for which Bancorp has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director, or nominee for election as a director, (b) a greater than five percent beneficial owner of Bancorp’s common stock, or (c) an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In addition, the Audit and Risk Management Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Bancorp’s Code of Ethics. Under Bancorp’s Code of Ethics, directors, officers, and all personnel are expected to avoid and to promptly disclose any relationship, influence, or activity that would cause or even appear to cause a conflict of interest. All directors must abstain from any discussion or decision affecting their personal, business, or professional interests.

In determining whether to approve or ratify a related party transaction, the Audit and Risk Management Committee generally considers applicable laws and regulations and all relevant facts and circumstances and will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

These policies and procedures regarding related party transactions are reflected in Bancorp’s Audit and Risk Management Committee Charter, its Code of Ethics, the Cathay Bank Regulation O Policy, and the Cathay Bank Code of Personal and Business Conduct, and have been approved by the Board.

Banking Transactions

Certain directors and officers of Bancorp or Cathay Bank, members of their families, and the companies with which they are associated, have been customers of, and have had banking transactions with, Cathay Bank in the ordinary course of Cathay Bank’s business. Cathay Bank expects to continue such banking transactions in the future. All loans and commitments to lend included in these transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at Cathay Bank at the time for comparable loans with persons not related to Cathay Bank and, in the opinion of the management of Cathay Bank, did not involve more than a normal risk of collectibility or present any other unfavorable features.

Office Lease

Under a three-year lease entered into in February 1998, Cathay Bank leased approximately 8,912 square feet of office space in downtown Los Angeles from T.C. Realty, Inc., a California corporation owned by director Patrick S.D. Lee’s spouse, acting as agent for 929 College LLC, a limited liability company jointly owned by Mr. Lee and his spouse. In January 2001, the lease was extended for an additional three years. In January 2004, the lease was extended for a further three years and modified to permit Cathay Bank to terminate the lease as to two units within the leased premises on thirty (30) days’ prior written notice. In 2007, the lease was extended again for an additional one-year period to the end of January 2008. With the anticipation of moving into new corporate offices in El Monte, California, in the latter part of 2008, Cathay Bank further extended the lease at the existing monthly rent of $8,912 until the end of June 2008, and month to month thereafter. Cathay Bank terminated the month-to-month tenancy effective February 2009. During 2009, Cathay Bank paid T.C. Realty, Inc. approximately $4,456 to lease this space.

Indemnity Agreements

Bancorp’s bylaws provide for the indemnification by Bancorp of its agents, including its directors and officers, to the maximum extent permitted under Delaware law. Bancorp also has indemnity agreements with its directors and certain of its officers. These indemnity agreements permit Bancorp to indemnify an officer or director to the maximum extent permitted under Delaware law and prohibit Bancorp from terminating its indemnification obligations as to acts of any officer or director that occur before the termination. Bancorp believes the indemnity agreements assist it in attracting and retaining qualified individuals to serve as directors and officers of Bancorp. Bancorp’s certificate of incorporation also provides for certain limitations on the liability of directors, as permitted by Delaware law. The indemnification and limitations on liability permitted by the certificate of incorporation, bylaws, and the indemnity agreements are subject to the limitations set forth by Delaware law. In addition, pursuant to a memorandum of understanding entered with FRB in December 2009, among other things, Bancorp agreed to notify the FRB prior to effecting certain changes to our senior executive officers and Board and is limited and/or prohibited, in certain circumstances, in its ability to enter into contracts to pay and to make golden parachute severance and indemnification payments. Cathay Bank is subject to similar limitations related to its March 2010 memorandum of understanding with the FDIC and the DFI.

CODE OF ETHICS

Bancorp has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, known as the Code of Ethics for Senior Financial Officers, and which is available on our website at www.cathaygeneralbancorp.com. Stockholders may request a free copy of the Code of Ethics for Senior Financial Officers by written request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, CA 91731, Attention: Investor Relations.

If Bancorp makes any substantive amendments to its Code of Ethics for Senior Financial Officers or grants any waiver, including any implicit waiver, from a provision of the code to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, it will disclose the nature of such amendment or waiver in a report on Form 8-K.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board has an established process for stockholder communications. Stockholders may send communications to the Board or any individual director by mail addressed to: Board of Directors, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. Communications addressed to the Board will be reviewed by the Assistant Secretary of Bancorp and directed to either the Secretary or Chairman of the Board for further review and distribution to certain or all members of the Board, if and as appropriate. Communications addressed to individual directors will be forwarded directly to the office of the named director.

INDEPENDENT AUDITORS

KPMG LLP, independent registered public accounting firm, audited Bancorp’s financial statements for the fiscal year ended December 31, 2009. The Audit and Risk Management Committee of the Board has selected KPMG LLP to continue as Bancorp’s independent registered public accounting firm for the year ending December 31, 2010. In Proposal Two above, Bancorp is asking its stockholders to ratify this appointment. Representatives of KPMG LLP are expected to attend the meeting and will have an opportunity to make a statement if they wish to do so. They may also respond to appropriate questions from stockholders or their representatives.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K AND PROXY STATEMENT

On the written request of any stockholder of record as of April 1, 2010, Bancorp will furnish, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements, schedules, and lists of exhibits, and any particular exhibit specifically requested. Requests should be addressed to Monica Chen, Assistant Secretary, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, telephone number, (626) 279-3286.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2010

This proxy statement and Bancorp’s Annual Report for the year ended December 31, 2009, are also available electronically at www.cathaygeneralbancorp.com/proxymaterials. Such materials will remain available on the website through the conclusion of the meeting of stockholders.

SOLICITATION OF PROXIES

Bancorp will pay the cost of this solicitation of proxies. In addition to use of the mail, officers, directors, and employees of Bancorp and its subsidiaries may solicit proxies personally or by telephone, facsimile, or electronic means. These individuals will not be specially compensated for these solicitation activities. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and Bancorp will reimburse these persons for their reasonable expenses incurred in forwarding the materials.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Under Bancorp’s bylaws, nominations for election to the Board and proposals for other business to be transacted by Bancorp stockholders at an annual meeting of stockholders may be made by a stockholder (as distinct from Bancorp) only if the stockholder is entitled to vote at the meeting and has given Bancorp’s Secretary timely written notice that complies with the notice requirements of the bylaws. In addition, business other than a nomination for election to the Board must be a proper matter for action under Delaware law and Bancorp’s certificate of incorporation and bylaws. Among other requirements, the written notice must be delivered to Bancorp’s Secretary at Bancorp’s principal executive office located at 777 North Broadway, Los Angeles, California 90012, by no earlier than January 18, 2011 or later than February 17, 2011, based on the expected date of the scheduled annual meeting being April 18, 2011. However, if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the notice, to be timely, must be so delivered by the close of business on the tenth day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Separate and apart from the required notice described in the preceding paragraph, rules promulgated by the SEC under the Exchange Act entitle a stockholder in certain instances to require Bancorp to include that stockholder’s proposal (but not that stockholder’s nominees for director) in the proxy materials distributed by Bancorp for its next annual meeting of stockholders. Any stockholder of Bancorp who wishes to present a proposal for inclusion in Bancorp’s 2011 proxy solicitation materials must (i) set forth the proposal in writing, (ii) file it with Bancorp’s Secretary on or before December 16, 2010, or if the date for the 2011 annual meeting is before April 17, 2011, or after June 16, 2011, then such stockholder must file it with Bancorp’s Secretary at a reasonable time before the printing and mailing of the proxy statement for the 2011 meeting, and (iii) meet the other requirements for inclusion contained in the SEC’s stockholder proposal rules.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other matters to be brought before the meeting other than the proposals specifically listed in the notice of annual meeting of stockholders. Nevertheless, if further business is properly presented, the proxy holders named in the enclosed proxy card will vote the shares in their discretion in accordance with their best judgment.

Whether or not you currently plan to attend the meeting in person, please mark your vote on the accompanying proxy card, then sign, date, and return the proxy card in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Directors

Michael M. Y. Chang
Secretary

April 15, 2010

Los Angeles, California

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

CATHAY GENERAL BANCORP

Proxy for the Annual Meeting of Stockholders, May 17, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CATHAY GENERAL BANCORP

Peter Wu, Michael M.Y. Chang, and Heng W. Chen, or any of them, with full power of substitution, are hereby appointed as proxy holders and authorized to represent and to vote as designated on the reverse the undersigned’s shares of Cathay General Bancorp common stock at the Annual Meeting of Stockholders to be held at 9650 Flair Drive, El Monte, California 91731, at 5:00 p.m., local time, on May 17, 2010, and at any and all adjournments and postponements thereof.

This proxy card when properly executed will be voted in the manner directed by you. If you return this proxy card without voting instructions, then the proxy holders will vote your shares according to the recommendation of the Board of Directors.

(Continued and to be signed on other side.)

ANNUAL MEETING OF STOCKHOLDERS OF

CATHAY GENERAL BANCORP

MAY 17, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2010

Cathay General Bancorp’s Proxy Statement and Annual Report for the year ended December 31, 2009 are also available electronically at www.cathaygeneralbancorp.com/proxymaterials

Please sign, date, and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20433000000000000000 5 051710

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 3.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

The Board recommends a vote FOR ALL NOMINEES on the following proposal:

1. Election of Class II Directors of Cathay General Bancorp.

NOMINEES:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

Kelly L. Chan

Dunson K. Cheng

Thomas C.T. Chiu

Joseph C.H. Poon

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark FOR ALL EXCEPT and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

The Board recommends a vote FOR the following proposals:

2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.

3. Approve our executive compensation.

Other Business.

4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any and all adjournments and postponements thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 15, 2010.

Please sign, date, and return this proxy card even if you intend to be present at the Annual Meeting. This proxy may be revoked as set forth in the accompanying Proxy Statement, and the shares may be voted by the holder at the Annual Meeting.

PLEASE MARK ABOVE, THEN SIGN AND DATE THIS PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.